EXHIBIT 10.16


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          SUMMIT GLOBAL PARTNERS, INC.,

                  SUMMIT GLOBAL PARTNERS (TEXAS) HOLDINGS, INC.

                        BLANCH INSURANCE SERVICES, INC.,

                      E.W. BLANCH INSURANCE SERVICES, INC.

                                       AND

                           E.W. BLANCH HOLDINGS, INC.









                                 ____________

                           DATED AS OF JUNE 1, 1998

                                 ____________



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                              TABLE OF CONTENTS


ARTICLE 1
     Sale and Purchase of Stock. . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Closing and Consideration for the Shares. . . . . . . . . . . . . . . . 2
          2.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          2.2  Delivery and Payment. . . . . . . . . . . . . . . . . . . . . 2
          2.3  Consideration and Payment for the Shares. . . . . . . . . . . 2
          2.4  Net Commission Revenue and Shareholder Equity Adjustments . . 3

ARTICLE 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Representations and Warranties of the Buyers. . . . . . . . . . . . . . 5
          3.1  Organization and Standing of Buyers . . . . . . . . . . . . . 5
          3.2  Corporate Approval; Binding Effect. . . . . . . . . . . . . . 5
          3.3  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . 5
          3.4  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          3.5  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          3.6  SGP Holdings' Investment Intent . . . . . . . . . . . . . . . 6
          3.7  Issuance of Shares. . . . . . . . . . . . . . . . . . . . . . 6
          3.8  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 6
          3.9  Knowledge of Buyers; Access to Information. . . . . . . . . . 6
          3.10 Hart-Scott-Rodino Matters . . . . . . . . . . . . . . . . . . 7

ARTICLE 4. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     Representations and Warranties of the Sellers . . . . . . . . . . . . . 7
          4.1  Capitalization; Ownership of Shares; No Liens on Shares . . . 7
          4.2  Due Organization. . . . . . . . . . . . . . . . . . . . . . . 7
          4.3  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . 7
          4.4  Due Authorization . . . . . . . . . . . . . . . . . . . . . . 8
          4.5  Financial Statements and Related Matters. . . . . . . . . . . 9
          4.6  Conduct of Business; Certain Actions. . . . . . . . . . . . .10
          4.7  Title to Properties . . . . . . . . . . . . . . . . . . . . .11
          4.8  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .11
          4.9  Absence of Undisclosed Liabilities. . . . . . . . . . . . . .12
          4.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
          4.11 Labor Relations . . . . . . . . . . . . . . . . . . . . . . .15
          4.12 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .16
          4.13 ERISA Compliance. . . . . . . . . . . . . . . . . . . . . . .16
          4.14 Licenses and Permits. . . . . . . . . . . . . . . . . . . . .17
          4.15 Intellectual Property Rights. . . . . . . . . . . . . . . . .17
          4.16 Compliance with Laws. . . . . . . . . . . . . . . . . . . . .17
          4.17 Certain Environmental Matters . . . . . . . . . . . . . . . .18
          4.18 Potential Conflicts of Interest . . . . . . . . . . . . . . .18


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          4.19 Accounts Receivable . . . . . . . . . . . . . . . . . . . . .18
          4.20 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .18
          4.21 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .20
          4.22 Certain Consents. . . . . . . . . . . . . . . . . . . . . . .20
          4.23 Managing General Agent License; Compliance. . . . . . . . . .20
          4.24 Company Relationships . . . . . . . . . . . . . . . . . . . .21
          4.25 Other Company Activities. . . . . . . . . . . . . . . . . . .22
          4.26 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .22
          4.27 Premium Trust Funds . . . . . . . . . . . . . . . . . . . . .23
          4.28 Information Furnished . . . . . . . . . . . . . . . . . . . .23
          4.29 Investment Representation . . . . . . . . . . . . . . . . . .23
          4.30 Knowledge of Sellers; Access to Information . . . . . . . . .24
          4.31 Claims and Proceedings. . . . . . . . . . . . . . . . . . . .24
          4.32 Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . . .25
          4.33 Hart-Scott-Rodino Matters . . . . . . . . . . . . . . . . . .25
          4.34 Meaning of Knowledge. . . . . . . . . . . . . . . . . . . . .25
          4.35 Assignment and Assumption Agreement . . . . . . . . . . . . .25
          4.36 Administrative Services . . . . . . . . . . . . . . . . . . .25

ARTICLE 5. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
          5.1  Transfer of Assets and Assumption of Liabilities
                 Prior to Closing. . . . . . . . . . . . . . . . . . . . . .26
          5.2  Effective Date Balance Sheet. . . . . . . . . . . . . . . . .26
          5.3  Investigation . . . . . . . . . . . . . . . . . . . . . . . .27
          5.4  Continuation of Insurance Coverage. . . . . . . . . . . . . .27
          5.5  Employment Matters. . . . . . . . . . . . . . . . . . . . . .27
          5.6  Employee Benefits . . . . . . . . . . . . . . . . . . . . . .28
          5.7  Use of Managing General Agent License . . . . . . . . . . . .28
          5.8  Section 338(h)(10) Election . . . . . . . . . . . . . . . . .28
          5.9  Stockholder Agreement . . . . . . . . . . . . . . . . . . . .29
          5.10 Software License. . . . . . . . . . . . . . . . . . . . . . .29
          5.11 Sublease. . . . . . . . . . . . . . . . . . . . . . . . . . .29
          5.12 The AD System . . . . . . . . . . . . . . . . . . . . . . . .29
          5.13 Preferred Reinsurance Broker. . . . . . . . . . . . . . . . .30
          5.14 Note Prepayment and Purchase Price Warrant Adjustment . . . .30
          5.15 MGA "Run-Off" Matters.  . . . . . . . . . . . . . . . . . . .31
          5.16 Registration Rights . . . . . . . . . . . . . . . . . . . . .32
          5.17 Prohibition Upon Use of Sellers' Name . . . . . . . . . . . .32
          5.18 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          5.19 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE 6. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
          6.1  Obligations of Sellers and the Company. . . . . . . . . . . .33
          6.2  Obligations of Buyers . . . . . . . . . . . . . . . . . . . .34



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ARTICLE 7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     Noncompetition and Related Covenants. . . . . . . . . . . . . . . . . .34
          7.1  Covenant Not to Compete . . . . . . . . . . . . . . . . . . .34
          7.2  Covenant of Confidentiality . . . . . . . . . . . . . . . . .35
          7.3  Non-Solicitation of Employees . . . . . . . . . . . . . . . .36
          7.4  Non-Solicitation of Customers . . . . . . . . . . . . . . . .36

ARTICLE 8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
          8.1  Indemnification . . . . . . . . . . . . . . . . . . . . . . .36
          8.2  Defense of Third-Party Claims . . . . . . . . . . . . . . . .37
          8.3  Existing Claims . . . . . . . . . . . . . . . . . . . . . . .39
          8.4  Direct Claims . . . . . . . . . . . . . . . . . . . . . . . .39
          8.5  Indemnification for Tax Matters . . . . . . . . . . . . . . .39
          8.6  Limitations on Indemnification. . . . . . . . . . . . . . . .41
          8.7  Limitation on Claims. . . . . . . . . . . . . . . . . . . . .42
          8.8  Recourse. . . . . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE 9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
          9.1  Collateral Agreements, Amendments and Waivers . . . . . . . .43
          9.2  Successors and Assigns. . . . . . . . . . . . . . . . . . . .43
          9.3  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .43
          9.4  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .44
          9.5  Invalid Provisions. . . . . . . . . . . . . . . . . . . . . .44
          9.6  Information and Confidentiality . . . . . . . . . . . . . . .44
          9.7  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
          9.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .44
          9.9  Waiver of Certain Rights. . . . . . . . . . . . . . . . . . .46
          9.10 Further Assurances. . . . . . . . . . . . . . . . . . . . . .46
          9.11 No Third-Party Beneficiaries. . . . . . . . . . . . . . . . .46
          9.12 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .46
          9.13 Access to Books and Records . . . . . . . . . . . . . . . . .46



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                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of the Effective Date (as hereinafter defined) and executed on June 2, 1998 (the "Closing Date") by and among SUMMIT GLOBAL PARTNERS (TEXAS) HOLDINGS, INC., a Delaware corporation ("SGP Holdings"), SUMMIT GLOBAL PARTNERS, INC., a Delaware corporation ("Summit"), and BLANCH INSURANCE SERVICES, INC. (d/b/a/ Elton George & Company), a Texas corporation (the "Company"), E. W. BLANCH INSURANCE SERVICES, INC. (formerly E.W. Blanch Wholesale Insurance Services, Inc.), a Delaware corporation ("Parent"), and E. W. BLANCH HOLDINGS, INC., a Delaware corporation ("Blanch"). Parent and Blanch are sometimes collectively referred to herein as "Sellers." SGP Holdings and Summit are sometimes collectively referred to herein as "Buyers."

     WHEREAS, the Company is a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of
Blanch;

     WHEREAS, SGP Holdings is a wholly-owned subsidiary of Summit; and

     WHEREAS, the Sellers desire to sell all of the issued and outstanding stock of the Company (the "Shares") to SGP Holdings and SGP Holdings desires to purchase the Shares from the Sellers upon the terms and subject to the conditions contained in this Agreement;

     WHEREAS, as a condition to the parties' willingness to enter into this Agreement, concurrently with the execution of this Agreement: (i) the Company, Blanch Wholesale Insurance Services, Inc., a Texas corporation (an affiliate of Sellers) ("Wholesale"), and Vista Wholesale Insurance Group, Inc., a Texas corporation (an affiliate of Summit) ("Vista Wholesale"), are entering into that certain Assignment and Assumption Agreement (hereinafter so called), of even date, pursuant to which Wholesale assigns to Vista or the Company all of its rights, title and interest in, to and under those certain Wholesale Contracts that are identified in paragraph 2 of Schedule 4.12, and (ii) the Company and Wholesale are entering into an Administrative Services Agreement, of even date, pursuant to which the Company will provide certain administrative services to Wholesale in connection with the Wholesale Contracts prior to the Effective Time provided for in the Assignment and Assumption Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE 1

                          SALE AND PURCHASE OF STOCK

     Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell to SGP Holdings and SGP Holdings agrees to purchase from Sellers at the Closing (as that term is defined herein) all of the Shares in exchange for the consideration as specified in Section 2.3. (All "Section"



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references herein are to Sections in this Agreement and all "Schedule" and
"Exhibit" references are to Schedules and Exhibits to this Agreement set forth in the disclosure schedules.)

                                  ARTICLE 2

                   CLOSING AND CONSIDERATION FOR THE SHARES

     2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carrington, Coleman, Sloman & Blumenthal, L.L.P., 200 Crescent Court, Suite 1500, Dallas, Texas 75201, at 9:00 a.m., local time, on the date hereof, the next following business day, or at such other time and place as Buyers and Sellers may agree upon in writing; provided, however, that this Agreement and the transactions referred to herein shall be effective as of 12:01 a.m., June 1, 1998, which is the "Effective Date," as that term is used in this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.2 Delivery and Payment. At the Closing, in addition to any other instruments referred to herein, Sellers shall deliver or cause to be delivered to SGP Holdings the stock certificate or certificates evidencing the Shares, duly endorsed in blank or with duly executed stock powers attached, free and clear of any lien, claim or encumbrance, and Buyers shall deliver or cause to be delivered to Sellers the consideration for the Shares as specified in Section 2.3.

     2.3 Consideration and Payment for the Shares. At the Closing, Buyers shall deliver to Sellers the aggregate consideration for the Shares (the "Purchase Price"), which shall consist of the following:

     (a) Buyers shall deliver Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) by cashier's check or by wire transfer of immediately available funds to the account of Sellers designated in writing by Parent prior to Closing;

     (b) SGP Holdings shall deliver a promissory note, issued to Blanch and dated the Effective Date, in the principal amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000) substantially in the form of Exhibit A (the "Note"), which Note shall provide for six (6) equal annual payments of principal plus interest on the unpaid principal balance at a fixed interest rate of 5.52% per annum, the first installment of which shall be due on the date that is the twelve month anniversary of the Effective Date, and which Note shall be subject to the adjustments provided for in Section 2.4;

     (c)  Summit shall guarantee SGP Holdings' obligations under the Note;

     (d) Summit shall issue to Blanch Seven Hundred Fifty Thousand (750,000) shares of common stock, par value $.01 per share, of Summit ("Purchase Price Stock"), the value of which is hereby agreed by the parties to be $4.00 per share, such Purchase Price Stock to be issued in the name of Blanch; and

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

     (e) Summit shall issue Seventy-Five Thousand (75,000) warrants of Summit to purchase an aggregate of Seventy-Five Thousand (75,000) shares of Summit common stock. Each such warrant will be substantially in the form of Exhibit B, will represent the right to purchase one share of Summit common stock, will be issued in the name of Blanch, and will be subject to the provisions of Section 5.14 and will be exercisable at a price of $4.00 per share (the "Purchase Price Warrants").

2.4 Net Commission Revenue and Shareholder Equity Adjustments.

     (a) Net Commission Revenue Adjustment. Provided that Buyers have used their reasonable best efforts to maintain the Net Commission Revenue (as herein defined) at an amount equal to or greater than Nine Million Two Hundred Thousand and No/100 Dollars ($9,200,000), if the Net Commission Revenue of the Company and the Subsidiaries (as hereinafter defined) for the twelve-month period ended as of the date that is the twelve month anniversary of the Effective Date (the "Measuring Date") as set forth in the Net Commission Revenue Statement (as herein defined) is less than Nine Million Two Hundred Thousand and No/100 Dollars ($9,200,000),then the Purchase Price shall be automatically reduced by an amount equal to the difference between $9,200,000 and such Net Commission Revenue, the remaining principal amount of the Note will be decreased by the reduction in Purchase Price, and the remaining annual payments due on the Note will be decreased on a pro-rata basis to reflect the decrease in the Purchase Price. Notwithstanding the foregoing, in no event shall the Purchase Price be reduced more than Eight Hundred Thousand and No/100 Dollars ($800,000).

     (b) Net Commission Revenue Statement. Within ninety (90) days after the Measuring Date, Buyers shall prepare and deliver to Sellers a statement (the "Net Commission Revenue Statement"), setting forth in reasonable detail (i) the Net Commission Revenue of the Company and the Subsidiaries (as hereinafter defined) for the twelve-month period ending on the Measuring Date, and (ii) the amount, if any, of the Purchase Price reduction pursuant to Section 2.4(a). As used herein, "Net Commission Revenue" shall mean the dollar amount, determined as of the Measuring Date, of all commissions and policy fees (other than late charges on overdue premiums and contingent, bonus or profit sharing commissions) that became payable to the Company or the Subsidiaries (as hereinafter defined) during the twelve month period ending on the Measuring Date by reason of the



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          sale or placement of or services related to an insurance policy or an insurance program less the following amounts which become payable by the Company or the Subsidiaries (as hereinafter defined) during the twelve-month period ending on the Measuring Date: (i) return commissions which become payable for any reason (such as cancellations, endorsements, audit adjustments, or the like) and (ii) fees and commissions which become payable by reason of the sale or placement of or services related to an insurance policy or insurance program. The Net Commission Revenue Statement shall be prepared in accordance with generally accepted accounting principles, which are applied on a basis consistent with that of the preceding periods, based on the data as in effect as of the Measuring Date.

     (c) Shareholder Equity Adjustment. Within forty-five (45) days after the delivery to it of the Effective Date Balance Sheet (as provided for and defined in Section 5.2), Buyers shall deliver to Sellers adjustments to the Effective Date Balance Sheet accompanied by written comments from Buyers' independent accountants that such adjustments (including any adjustment to shareholder equity as of the Effective
          Date) are in accordance with generally accepted accounting principles (the "Adjusted Effective Date Balance Sheet"). In the event that the shareholder equity as so adjusted is less than $10 million, then the Purchase Price shall be automatically reduced by an amount equal to the difference between $10 million and the shareholder equity as adjusted and Sellers shall pay to Buyers the amount of such difference. In the event that the shareholder equity as adjusted is greater than $10 million, then Buyers shall pay to Sellers such difference up to a maximum of $100,000. The payment provided for in this Section 2.4(c) shall be made by cashier's check or wire transfer promptly upon completion of the process set out in Section 2.4(d) and shall include interest on such payment from the Effective Date to the date of payment at the interest rate established for the Note pursuant to Section 2.3(b).

     (d) Disputed Matters. Sellers and their respective representatives shall be entitled to review all work papers, schedules and other supporting materials relating to, the preparation of the Net Commission Revenue Statement and the Adjusted Effective Date Balance Sheet and to consult with Buyers' representatives regarding the methods used to calculate the Net Commission Revenue and the Adjusted Effective Date Balance Sheet. The Net Commission Revenue Statement and the adjustment to shareholder equity as reflected on the Adjusted Effective Date Balance Sheet shall be final and binding on Sellers unless they give written notice to Buyers of their disagreement with respect to any matter contained therein (the "Notice of Disagreement") within 45 days after the receipt thereof. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Disagreement, Buyers and Sellers shall attempt to resolve all of their differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the parties. If, at the end of such 30-day period (the "Negotiating Period"), Buyers and Sellers have not resolved in writing all of their differences with respect to any such matter, then each unresolved matter (the "Disputed Matters") shall be submitted to and reviewed by one of the six



                                      -4-
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          largest accounting firms in the United States (a so-called "Big Six"
          firm) that had no involvement in advising Buyers or Sellers in connection with the transactions contemplated by this Agreement, and that is mutually agreeable to Buyers and Sellers (the "Independent Firm") who will complete such review within thirty (30) days after the Disputed Matters are submitted to it. Except as referenced below, no Disputed Matters shall be subject to the provisions of Section 9.4 of this Agreement. In the event that the parties cannot agree upon an Independent Firm within five (5) business days following expiration of the Negotiating Period, such firm will be selected by binding arbitration pursuant to the procedure set out in Section 9.4. The Independent Firm shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters and shall direct the preparation of a report reflecting resolution of the Disputed Matters. The decisions of the Independent Firm with respect to any Disputed Matter shall be final and binding on the parties hereto. Buyers and Sellers will share equally the fees, costs, and expenses of the Independent Firm and the arbitrator, if any.

                                  ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     Buyers represent and warrant to Parent and Blanch as follows as of this Closing Date (with the understanding that Parent and Blanch are materially relying on such representations and warranties):

     3.1 Organization and Standing of Buyers. Each of the Buyers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority under its certificate of incorporation and bylaws and applicable laws to execute and deliver this Agreement and to consummate all transactions contemplated hereby and thereby.

     3.2 Corporate Approval; Binding Effect. Each of the Buyers has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyers and constitutes the legal, valid and binding obligation of Buyers enforceable against Buyers in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

     3.3 Noncontravention. The execution, delivery and performance by each of the Buyers of this Agreement will not result in any violation of or be in conflict with its certificate of incorporation or by-laws or any agreement, instrument, judgment, decree, order, or subject to the provisions of Section 3.10, any statute, rule or governmental regulation applicable to it, or be in conflict with or constitute a default under any of the foregoing.



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

     3.4 Consents. Subject to the provisions of Section 3.10, no consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of any of the Buyers is required in connection with the purchase of the Shares pursuant to this Agreement or the consummation of any other transaction contemplated hereby, except for relevant authorizations of and required filings under any applicable securities laws. Except as set forth on Schedule 3.4, there are no waivers, consents or approvals required to be executed and/or obtained from third parties in connection with the execution, delivery and performance by Buyers of this Agreement or any other agreement, instrument and document required to be executed by it in connection herewith, and the transactions contemplated hereby.

     3.5 Brokers. Neither of the Buyers has retained, utilized or been represented by, any broker or finder, in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

     3.6 SGP Holdings' Investment Intent. SGP Holdings is acquiring the Shares for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof.

     3.7 Issuance of Shares. The issuance of the Purchase Price Stock, the Purchase Price Warrants, and shares of Summit common stock issuable upon exercise of the Purchase Price Warrants (the "Conversion Shares"), has been duly authorized and the Conversion Shares have been reserved for issuance upon exercise of such warrants. Except for the restrictions set out in Sections 4.29 and 5.9, the Purchase Price Stock, the Purchase Price Warrants, and the Conversion Shares when issued will be validly issued, fully paid and nonassessable, will be free of preemptive rights, and will be free and clear of all liens, restrictions, security interests, claims, rights of another or encumbrances, other than transfer restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act").

     3.8 Capitalization. The authorized capital stock of Summit consists of: (a) one hundred million (100,000,000) shares of Common Stock, par value $0.01 per share, of which 4,862,130 are issued and outstanding; (b) two million five hundred thousand (2,500,000) shares of Class A Convertible Preferred Stock, par value $0.01 per share, all of which are issued and outstanding; (c) three million four hundred sixty-one thousand five hundred thirty-nine (3,461,539) shares of Class B Convertible Preferred Stock, par value $0.01 per share, all of which are issued and outstanding; (d) two million five hundred thousand (2,500,000) shares of Class C Convertible Preferred Stock, par value $0.01 per share, all of which are issued and outstanding. The Class A Convertible Preferred Stock, the Class B Convertible Preferred Stock and the Class C Convertible Preferred Stock are hereinafter collectively referred to as the "Preferred Stock"). As identified in Schedule 3.8, there are currently outstanding common stock purchase warrants, options, and rights to purchase common stock of Summit. Summit has reviewed the provisions of the Stockholder's Agreement attached hereto as Exhibit C and understands the effect of such provisions on Summit's equity financings following the Closing Date.

     3.9 Knowledge of Buyers; Access to Information. Buyers hereby acknowledge that they (through their officers, attorneys and other representatives) have had full access to information regarding Sellers (as such information is relevant to this transaction), the Company and their assets, properties, liabilities, conditions (financial or otherwise), business, results of operations, or prospects. Buyers acknowledge that they (through their officers, attorneys and other representatives) have had an opportunity to ask questions of and receive answers from, Sellers and the Company concerning the Company's assets, properties, liabilities, conditions (financial or otherwise), business, results of operations and prospects. The Buyers acknowledge that they have had full opportunity to consult with counsel of their choosing and have been advised by counsel and/or such other experts which they desire in connection with consummating the transactions contemplated by this Agreement.

     3.10 Hart-Scott-Rodino Matters. Assuming the correctness of the representations of Sellers contained in Section 4.5(c), Buyers expressly acknowledge that the consummation of the transactions contemplated by this Agreement will require no filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations thereunder promulgated (collectively hereinafter, the "HSR Act").


                                  ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Sellers jointly and severally represent and warrant to Buyers as follows (with the understanding that Buyers are relying materially on such representations and warranties in entering into and performing this Agreement). These representations and warranties are made as of the Closing Date unless specifically otherwise provided:

     4.1 Capitalization; Ownership of Shares; No Liens on Shares. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, one dollar ($1.00) par value per share, one thousand (1,000) of which are issued and outstanding (the "Shares"). All such issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and none of the Shares are subject to any outstanding options, warrants, calls, preemptive, preferential or similar rights of any other person to acquire the same; or to any other restrictions on transfer thereof. Parent is the true and lawful owner, of record and beneficially, of the Shares and has the full power and authority to convey, and will convey to SGP Holdings at the Closing, good and marketable title to the Shares, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances.

     4.2 Due Organization. The Company is a corporation, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as now conducted. The Company is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 4.2.

     4.3 Subsidiaries. The Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, partnership, association, joint venture, trust or other entity, other than the subsidiaries listed on Schedule 4.3 (collectively, the "Subsidiaries"), and does not own any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises. Except as set forth on Schedule 4.3, attached hereto, the Company is the true and lawful owner, of record and beneficially, of all of the outstanding capital stock of each Subsidiary, free and clear of any liens, restrictions, security interests, claims, rights of another or encumbrances. Each Subsidiary is a corporation, validly existing and in good standing under the laws of the state of its incorporation, and has full power and authority to carry on its business as now conducted. Each Subsidiary is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 4.3 attached hereto, which jurisdictions represent every jurisdiction where such qualification is required except where failure to be so qualified would not have a material adverse effect on the business, properties or assets of such Subsidiary. There are no authorized or outstanding warrants, options or rights of any kind to acquire from the Company, any Subsidiary, or any Seller, any equity or debt securities of any Subsidiary or securities convertible into or exchangeable for equity or debt securities of any Subsidiary.

     4.4  Due Authorization.

     (a) Each of the Sellers and the Company has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument and document required to be executed by such parties in connection herewith. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents have been duly authorized by all requisite corporate action of Parent and the Company.

     (b) This Agreement, and upon its execution and delivery, each other agreement, instrument and document required to be executed by the Company or any Seller in connection herewith, has been or shall have been duly and validly executed and delivered by the Company and the Sellers and constitutes or will constitute a valid and binding obligation of the Company and the Sellers enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

     (c) Neither the execution, delivery and performance of this Agreement by the Company and Sellers, nor the execution, delivery and performance by the Company and/or any Seller of each other agreement, instrument or document required to be executed by it in connection herewith, shall, except as set forth on Schedule 4.4, (i) violate in a material way any federal, state, county or local law, rule or regulation applicable to the Company, any Seller, any Subsidiary, or their respective properties, (ii) violate or conflict with in a material way, or permit the cancellation of, any material agreement to which the Company, any Seller, or any Subsidiary is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties, (iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, the Company, any Seller, or any Subsidiary, or (iv) violate or conflict with any provision of the certificate (or articles) of incorporation, or by-laws of the Company, any Seller, or any Subsidiary.

     (d) Except as set forth on Schedule 4.4, no action, consent or approval of or filing with any federal, state, county or local governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any other agreement, instrument or document executed in connection herewith by the Company or any Seller), except for required filings under any applicable insurance or securities laws.

     4.5  Financial Statements and Related Matters.

     (a) The unaudited consolidated balance sheet and related consolidated statement of income of the Company and the Subsidiaries as of and for the fiscal year ended December 31, 1997, has been delivered to Buyers (the "1997 Financial Statements").

     (b) The unaudited consolidated balance sheet and related consolidated statements of income of the Company and the Subsidiaries, as of and for the three-month period ended March 31, 1998, has been delivered to Buyers (collectively, the "Interim Financial Statements").

     (c) The most recently regularly prepared unaudited consolidated balance sheet of the Company and the Subsidiaries dated as of April 30, 1998, annexed hereto as Exhibit D (the "Current Balance Sheet") reflects completion of the transfer of assets and assumptions of liabilities contemplated by Section 5.1 and reflects that the "total assets of the Company" (including the Subsidiaries) (as that term is defined in the Pre-Notification Rules issued by the Federal Trade Commission pursuant to the Hart- Scott-Rodino Antitrust Improvement Act as amended) is less than $25 million. In accordance with the last regularly prepared balance sheet of the Company and as of the Effective Date, the total assets of the Company and the Subsidiaries are less than $25 million. The "annual net sales" (as that term is defined in the above-referenced rules) of the Company and the Subsidiaries for the 12-month period ending as of the Effective Date is less than $25 million.

     (d) The 1997 Financial Statements, the Interim Financial Statements, and the Current Balance Sheet have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and present fairly the financial position, results of operations, revenue and changes in financial position of the Company and the

          Subsidiaries as of the indicated dates and for the indicated periods. The 1997 Financial Statements, the Interim Financial Statements, and the Current Balance Sheet have been prepared in a manner which is materially consistent with the historical treatment of the financial statements of the Company and the Subsidiaries. Except to the extent reflected, disclosed or provided for in the balance sheet included in the Interim Financial Statements, subsequent to December 31, 1997, neither the Company nor any Subsidiary has incurred any material liabilities or material obligations that would normally be reflected in financial statements (including footnotes) prepared in accordance with generally accepted accounting principles, other than liabilities incurred in the ordinary course of business or described in Schedule 4.5(d), and neither the Company nor any Seller has knowledge of any basis for the assertion of any such liability or obligation.

     (e) Since December 31, 1997, there has been no material adverse change in the financial position, assets, liabilities, results of operations or business of the Company or any Subsidiary. To the knowledge of Sellers and the Company and Subsidiaries as of the Closing Date, there are no pending or proposed statutes, rules or regulations, nor any current or pending developments or circumstances, which would have a material adverse effect on the financial position, assets, liabilities, results of operations or business of the Company or any Subsidiary.

     (f) The Net Commission Revenue of the Company and the Subsidiaries for the year ended December 31, 1997, was $9,494,678, and Sellers have furnished a schedule to Buyer setting forth the computation of such Net Commission Revenue.

     4.6 Conduct of Business; Certain Actions. Except as set forth on Schedule
4.6 and allowing for the transfer of assets and assumption of liabilities provided for in Section 5.1, since December 31, 1997, the Company and the Subsidiaries have conducted their businesses and operations in the ordinary course and consistent with its past practices and have not (a) paid or declared any dividend or distribution or purchased or retired any indebtedness from any stockholder thereof, or purchased, retired or redeemed any capital stock from any stockholder, (b) with respect to any current employees of the Company or any Subsidiary who will continue to be employed by the Company or any Subsidiary following the Closing (the "Continuing Employees"), increased the compensation of any of such Continuing Employees by more than six percent (6%), except for wage and salary increases made in the ordinary course of business and consistent with past practices, (c) made any capital expenditures, except in the ordinary course of business, (d) sold any asset (or any group of related assets) other than in the ordinary course of business, (e) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business,
(f) made or guaranteed any loans or advances or any wage or draw against commission to any party whatsoever, (g) suffered or permitted any lien, security interest, claim, charge or other encumbrance to arise or be granted or created against or upon any of the assets of the Company or any Subsidiary, real or personal, tangible or intangible, (h) canceled, waived or released any of the Company's or any Subsidiary's debts, rights or claims against third parties, (i) amended the charter or by-laws of the Company or any Subsidiary , (j) made or paid any severance or termination payment to any employees or consultants in excess of $25,000 in the aggregate, (k) made any change in the method of accounting of the Company or any Subsidiary, (l) made any investment or commitment to invest in any business, corporation, association, partnership, joint venture, trust or other entity, (m) except as otherwise required to comply with the terms of this Agreement, made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) so as to create any new liability under Article IV of ERISA (as hereinafter defined) to any entity, (n) materially amended or experienced a termination of any material contract, agreement, lease, franchise or license to which the Company or any Subsidiary is a party or experienced any material cancellation or nonrenewal of insurance business, (o) entered into any other material transactions except in the ordinary course of business, (p) suffered any material damage, destruction or loss (whether or not covered by insurance) to any assets, (q) entered into any contract, commitment, agreement or understanding to do any acts described in the foregoing clauses (a)-(p) of this Section 4.6, (r) experienced any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of the Company or any Subsidiary, or (s) experienced or effected any shutdown, material slow-down or cessation of any operations conducted by, or constituting part of, the Company or any Subsidiary.

     4.7 Title to Properties. Schedule 4.7 contains depreciation schedules setting forth lists of the personal properties owned by the Company or any Subsidiary and lists of all leases covering personal properties and real properties leased by the Company or any Subsidiary. Neither the Company nor any Subsidiary owns any interests in real property. Except as set forth on Schedule 4.7, (a) the real and personal properties of the Company or any Subsidiary are free and clear of all liens, security interests, claims, and rights of another, and are also free and clear of encumbrances which materially affect the ownership, use, or operation of such real and personal properties by the Company or any Subsidiary, (b) the leased real properties and the personal properties owned, leased or utilized by the Company or any Subsidiary in the conduct of its business are in satisfactory condition and repair, normal wear and tear excepted, are adequate and sufficient for their normal and intended use, as presently conducted, and (c) the Company or the Subsidiaries, as the case may be, has full and unrestricted legal and equitable title to, or a valid leasehold interest in, all such properties. To the Sellers' knowledge and the Company and Subsidiaries as of the Closing Date, the present and past use of the properties and operations of the Company and the Subsidiaries does not violate and has not violated in any material respect any zoning ordinances, municipal regulations or other rules, regulations or laws, the violation of which could have a material adverse effect on the Company or any Subsidiary.

     4.8 Indebtedness. The Company and the Subsidiaries have no inter-company indebtedness outstanding and the Company and the Subsidiaries have no other indebtedness except as set forth on Schedule 4.8. Neither the Company nor any Subsidiary is in material default with respect to any outstanding indebtedness or any instrument relating thereto, and no such indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or any Subsidiary or the operation of the business of the Company or any Subsidiary.

     4.9 Absence of Undisclosed Liabilities. Without limiting any representation or warranty made elsewhere in this Agreement which is not limited by knowledge, to the knowledge of the Sellers or the Company or the Subsidiaries as of the Closing Date, except to the extent reflected or reserved against in the 1997 Financial Statements, the Interim Financial Statements, the Current Balance Sheet, or incurred in the ordinary course of business after the date of the Interim Financial Statements or described in any Schedule hereto, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for Taxes (as defined herein) due or to become due.

     4.10 Taxes.

     (a) Elections. All material elections with respect to Taxes (including, without limitation, any elections under the Internal Revenue Code of 1986, as amended (the "Code")), Code sections 108(b)(5), 338(g), 565, 936(a), or 936(e), or Treasury Regulation section 1.1502-20(g) affecting the Company or any Subsidiary are set forth on Schedule 4.10.

     (b)  Other Items. Except as set forth on Schedule 4.10:

          (i) Filing of Tax Returns and Payment of Taxes. Since September 30, 1994, the Company and the Subsidiaries have timely filed all returns, reports and declarations of estimated tax (collectively, "Tax Returns") required to be filed by them, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All federal, foreign, state, county and local income, gross receipts, excise, franchise, license, withholding, and other taxes ("Taxes") due and payable by the Company and the Subsidiaries have been paid.

          (ii) Audit History. Except as set forth on Schedule 4.10, neither the Company nor any Subsidiary has been the subject of an audit by the Internal Revenue Service or by any state, municipal or other taxing authority with respect to any taxable period beginning after September 30, 1994.

               (A) Deficiencies. Since September 30, 1994, no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been asserted or assessed by any taxing authority against the Company or any Subsidiary.

               (B) Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company or any Subsidiary.

               (C) Extensions to Statute of Limitations for Assessment of Taxes. Since September 30, 1994, neither the Company nor any Subsidiary has consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

               (D) Extensions of the Time for Filing Tax Returns. Since September 30, 1994, neither the Company nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing.

               (E) Pending Proceedings. Since September 30, 1994, there is no action, suit, taxing authority proceeding or audit now in progress, pending or threatened against or with respect to the Company or any Subsidiary.

               (F) No Failures to File Tax Returns. Since September 30, 1994, neither the Company nor any Subsidiary has received notification from a taxing authority in a jurisdiction where the Company or the Subsidiary does not pay Tax or file Tax Returns that the Company or any Subsidiary is or may be subject to Taxes assessed by this jurisdiction.

               (G) Additional Taxes. Since September 30, 1994, neither the Company nor any Seller or Subsidiary has received a notice from the Internal Revenue Service or any state, municipal or other taxing authority of the intent of such taxing authority to conduct an audit of any of the Company's or Subsidiary's tax returns.

               (H) Withholding Taxes. Since September 30, 1994, the Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

               (I) Surplus Lines Taxes. Since September 30, 1994, the Company and the Subsidiaries have collected and remitted when due to the appropriate Tax or insurance authority all Taxes required to have been collected and paid in connection with any surplus lines insurance placed by the Company or any Subsidiary.

               (J) Foreign Permanent Establishments and Branches. Since September 30, 1994, neither the Company nor any Subsidiary has had a permanent establishment in any foreign country (as defined in the relevant tax treaty between the United States of America and such foreign country) or otherwise operates or conducts business through any branch in any foreign country.

               (K) Other Leased Property. None of the property owned or used by the Company or any Subsidiary is subject to a lease, other than an operating lease for federal income tax purposes.

               (L) Tax-Exempt Use Property. None of the property owned by the Company or any Subsidiary is "tax-exempt use property" within the meaning of section 168(h) of the Code.

               (M) Adjustments under Section 481. Neither the Company nor any Subsidiary will be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under section 481
                    (c) of the Code (or any similar or corresponding provision or requirement of federal, state, local or foreign income Tax law) in taxable income for any period ending after the Closing Date.

               (N) Security for Tax-Exempt Obligations. None of the assets of the Company or any Subsidiary directly or indirectly secures any indebtedness the interest on which is tax-exempt under section 103(a) of the Code, and neither the Company nor any Subsidiary is directly or indirectly an obligor or a guarantor with respect to any such indebtedness.

               (O) Section Consent. Since September 30, 1994, neither the Company nor any Subsidiary has filed a consent under Code section 341 (f) concerning collapsible corporations.

               (P) Parachute Payments. Since September 30, 1994, neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G.

               (Q) Real Property Holding Corporation. Since September 30, 1994, neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code section 897 (c)(2) during the applicable period specified in Code section 897 (c)(1)(A)(ii).

               (R) No Understatement of Taxes. Since September 30, 1994, the Company and the Subsidiaries have disclosed on their Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662.

               (S) Tax Sharing or Tax Allocation Agreements. Neither the Company nor any Subsidiary is a party to or is bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes other than pursuant to this Agreement.

     4.11 Labor Relations. As of April 30, 1998, except as set forth on Schedule
4.11 or as otherwise disclosed herein or on any Schedule attached hereto, neither the Company nor any Subsidiary has any written employment agreements, deferred compensation agreements, consulting agreements, or noncompetition or confidentiality agreements with anyone. Schedule 4.11 includes a list of the names and annual rates of compensation of the officers of the Company and the Subsidiaries, and of the employees of the Company and the Subsidiaries (including base salary, bonus, commissions and incentive pay), as of April 30, 1998, who are employees of the Company or the Subsidiaries as of the Closing Date. Schedule 4.11 also sets forth the bonus, company automobile, club membership and other like benefits, if any, paid or payable to the officers and each employee of the Company or any Subsidiary as of the Closing Date during the year ended December 31, 1997, and to the date hereof and/or under which such officers and employees are entitled to receive benefits. Schedule 4.11 also contains a list of all severance benefits which any officer, consultant or employee who is a employee of the Company or any Subsidiary as of the Closing Date or may be entitled to receive under any written plan or contract with the Company or any Subsidiary. Except as set forth on Schedule 4.11, none of the employees of the Company or any Subsidiary are represented by any labor union or organization. Except as set forth on Schedule 4.11 or as otherwise disclosed herein, the Company and the Subsidiaries are in reasonable compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices. Neither the Company nor the Sellers, as of the Closing Date has knowledge of any labor dispute, work slowdown or work stoppage pending or threatened against or involving the Company or any Subsidiary.

     4.12 Contracts. Schedule 4.12 contains a list of all material contracts, commitments, leases and other agreements (including, without limitation, all contracts with insurance companies, promissory notes, loan agreements, other evidences of indebtedness, mortgages, deeds of trust, security agreements, pledge agreements and similar agreements and instruments, and all confidentiality agreements) to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary, or any of their properties are bound. To the knowledge of Sellers and the Company and the Subsidiaries as of the Closing Date regarding claims covered under the Extended

E&O Policy (as defined in Section 5.4 and not limited by knowledge otherwise, neither the Company, Sellers, any Subsidiary, nor any other party thereto, is in default (and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default) or breach under any such contracts, commitments, leases or other agreements, and neither the Company nor any Subsidiary has waived any right under any such contracts, commitments, leases or other agreements. None of such contracts, commitments, leases or other agreements are leases in connection with which an election was made under
Section 168(f)(8) of the Code. Except as set forth on Schedule 4.12, neither the Company nor any Subsidiary has guaranteed any obligations of any other person. Copies of all material written contracts between the Company or any Subsidiary and insurance companies have been delivered to Buyers.

     4.13 ERISA Compliance. Except as set forth in Schedule 4.13, or otherwise disclosed in any Schedule attached hereto, neither the Company nor any Subsidiary maintains or contributes to any "employee pension benefit plans" ("Pension Plans"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Schedule 4.13, or otherwise disclosed in any Schedule attached hereto, neither the Company nor any Subsidiary is subject to liability for any obligation of any Pension Plan which the Company or any Subsidiary maintains or formerly maintained for any period after September 30, 1994, or to which the Company or any Subsidiary contributes or formerly was required to contribute for any period after September 30, 1994. To the knowledge of Sellers or the Company as of the Closing Date, with respect to events prior to September 30, 1994 (with no qualification as to knowledge to apply with respect to any events subsequent to September 30, 1994), neither the Company, any Subsidiary, nor any of the Pension Plans of the Company or any Subsidiary which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in, or permitted the assets of any such plan or trust to be involved in, a "prohibited transaction," as such term is defined in Section 4975 of the Code or Sections 406 and 407 of ERISA. Except as set forth in Schedule 4.13, or otherwise disclosed in any Schedule attached hereto, neither the Company nor any Subsidiary is obligated to provide any benefit under any of the "employee welfare benefit plans," as such term is defined in Section 3(1) of ERISA, which the Company or any Subsidiary maintains ("Welfare Plans"), or to which the Company or any Subsidiary is obligated to contribute, to any retiree from the Company or any Subsidiary, except to the extent that such benefits may be required by the continuation coverage provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Each Welfare Plan subject to such continuation coverage requirements has complied in all material respects with such continuation coverage requirements. Except as set forth in Schedule 4.13, neither the Company nor any Subsidiary is, or has been during any period after September 30, 1994, a contributing employer to any "multiemployer plan" (without regard to whether it was a Pension Plan or a Welfare Plan), as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or to any "multiple employer plan" within the meaning of Section 413(c) of the Code. Except as otherwise disclosed in any Schedule attached hereto, or as otherwise reasonably necessary to comply with or implement the terms of this Agreement, to the knowledge of Sellers or the Company as of the Closing Date, neither the Company nor any Subsidiary has withdrawn from such a plan, and is subject to any withdrawal liability with respect to any such plan. To the knowledge of Sellers or the Company as of the Closing Date, with respect to events prior to September 30, 1994 (with no qualification as to knowledge to apply with respect to any events subsequent to September 30, 1994), except as otherwise disclosed in any Schedule attached hereto or with respect to any period prior to September 30, 1994, all Welfare Plans, Pension Plans and the Company and the Subsidiaries have substantially complied with the requirements of Part I of Title I of ERISA and currently comply and since September 30, 1994, have substantially complied both as to form and operation with any material requirements of ERISA, the Code and all other applicable laws, and with all applicable Statements of Financial Accounting Standards, including Statements 87 and 106. The Welfare Plans, Pension Plans and "multiemployer plans" identified on Schedule 4.13 are hereinafter collectively referred to as the "Blanch Benefit Plans."

     4.14 Licenses and Permits. Schedule 4.14 contains a list of all federal, state, county and local governmental licenses, certificates and permits held or applied for by the Company and the Subsidiaries. Except as set forth on Schedule 4.14, the Company and the Subsidiaries have complied in all material respects, and are in compliance in all material respects, with the terms and conditions of all such licenses, certificates and permits and no material violation of any such licenses, certificates or permits or the laws or rules governing the issuance or continued validity thereof has occurred. The Company and each of the Subsidiaries have all material licenses, permits, and certificates necessary to conduct their managing general agency, wholesale insurance brokerage business, and all other insurance business, as the case may be, they are conducting as of the Closing Date in the states where they currently conduct such business. Except as set forth on Schedule 4.14, no claim has been made or threatened by any governmental authority (and no such claim is anticipated) to the effect that a license, permit or order is necessary in respect of the business conducted by the Company or any Subsidiary.

     4.15 Intellectual Property Rights. Schedule 4.15 contains a list of all patents, trademarks, service marks, trade names and copyrights and applications therefor owned by, used by, or registered in the name of the Company or any Subsidiary or in which the Company or any Subsidiary has any right, license or interest. Except as set forth on Schedule 4.15, neither the Company nor any Subsidiary is a party to any license agreements, either as licensor or licensee, with respect to any patents, trademarks, service marks, trade names or copyrights. The Company and the Subsidiaries have good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of their businesses, without the payment of any royalty or similar payment. Neither the Company nor any Subsidiary is infringing any patent, trademark, service mark, trade name or copyright of others, and neither the Company nor any Subsidiary is aware of any infringement by others of any such rights owned by the Company or any Subsidiary.

     4.16 Compliance with Laws. Except as set forth on Schedule 4.16 or as otherwise disclosed in this Agreement or the Schedules attached hereto, the Company and the Subsidiaries have complied since September 30, 1994 (the date of the acquisition of the Company by the Sellers) (the "Acquisition Date") in all material respects, and are in compliance in all material respects, with all federal, foreign, state, county and local laws, regulations and orders applicable to their businesses and have filed with the proper authorities all statements and reports required by the laws, regulations and orders to which the Company or any Subsidiary or any of their properties or operations are subject. Neither the Company nor any Subsidiary has received notification that any claim has been made or threatened by any governmental authority (and, except as set forth on Schedule 4.16, no such claim is anticipated) to the effect that the business conducted by the Company or any Subsidiary fails to comply, in any respect, with any law, rule, regulation or ordinance.

     4.17 Certain Environmental Matters. Neither the Company nor any Subsidiary has in the past materially violated and is now in material violation of any federal, state or local law, code, statute, ordinance, rule, regulation or guideline relating to environmental matters or health and safety ("Environmental Laws") in connection with the ownership or operation of any of the assets and the conduct of the business of the Company or any Subsidiaries. The Sellers have not received any written notice from any governmental authority, nor do they have any knowledge of any governmental inquiry, with respect to any actual violation of any Environmental Laws with respect to the assets, properties or the business of the Company or any Subsidiary and there is not pending or threatened suit, claim, proceeding or investigation (known to Sellers or the Company as of the Closing Date) against the Company or any Subsidiary relating to any violation or threatened violation of any Environmental Law.

     4.18 Potential Conflicts of Interest. Except as set forth on Schedule 4.18, to Sellers' knowledge, no officer or director of the Company or any Subsidiary:
(a) owns, directly or indirectly, any interest in (excepting not more than one (1%) percent stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company or any Subsidiary; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company or any Subsidiary is using or the use of which is necessary for the business of the Company or any Subsidiary; or (c) has any material cause of action or other material claim whatsoever against, or owes any amount to, the Company or any Subsidiary, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements, none of which claims have accrued for a period greater than 12 months prior to the date hereof.

     4.19 Accounts Receivable. The accounts, notes and loans receivable that have been recorded on the books of the Company or any Subsidiary and are to be included as assets on the Effective Date Balance Sheet are bona fide and represent amounts validly due and payable in accordance with their respective terms. All of such accounts, notes and loans receivable are free and clear of any security interests, liens, encumbrances or other charges; none of such accounts, notes or loans receivable are subject to any offsets or claims of offset; and no obligor of any such account, note or loan receivable has given notice that it will or may refuse to pay the full amount thereof or any portion thereof.

     4.20 Insurance.

     (a) Schedule 4.20 contains a list of all policies of fire, liability, business interruption, professional indemnity, fidelity and other forms of insurance (other than any insurance that provides insurance coverage or benefits as part of, or with respect to, the Blanch Benefit Plans) and all fidelity bonds held by or applicable to the Company or any Subsidiary, which schedule sets forth in respect of each such policy or bond the name, policy or bond number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage and annual premium (any such listed forms of insurance or bonds is referred to herein in the singular as a "Policy" and collectively as "Policies"). Sellers have delivered true and correct copies of all Policies to Buyers. Except as set forth on
          Schedule 4.20 and to the best knowledge of the Sellers and the Company as of the Closing Date, since September 30, 1994, no event relating to the Company or any Subsidiary has occurred that will result in a retroactive upward adjustment of premiums under any Policies or that is likely to result in any prospective upward adjustment in such premiums. Except as disclosed on Schedule 4.20, since September 30, 1994, there has been no change in the type of insurance coverage maintained by the Company or any Subsidiary which has resulted in any period during which the Company or any Subsidiary had no insurance coverage. Excluding insurance policies that have expired and been replaced, no insurance policy of the Company or any Subsidiary has, since September 30, 1994, been canceled and, to the best knowledge of the Company and the Sellers and Subsidiaries as of the Closing Date, no threat has been made to cancel any insurance policy of the Company, any Subsidiary or the Sellers within such period.

     (b) The Policies provide coverage for all normal risks incident to the assets, properties and business of the Company and the Subsidiaries and, to the knowledge of Sellers and the Company and Subsidiaries as of the Closing Date, are in character and amount adequate in relation to the business and assets of the Company and the Subsidiaries. Except as disclosed in Schedule 4.20, since September 30, 1994, there has been no period which the Company or any Subsidiary has not maintained insurance coverage in amounts and against losses and risks which the Sellers and the Company believe are normal in relation to the business and assets of the Company and the Subsidiaries. The Policies are in full force and effect; are sufficient for substantial compliance by the Company and the Subsidiaries with all requirements of law and applicable regulations and of all material agreements to which it is a party; are valid, outstanding and enforceable and provide that they will remain in full force and effect through the respective dates set forth in such Schedule; and will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement; provided, however, that no Policies (other than those identified in Section 5.4 and referred to in the Sublease Agreement identified in Section 5.11) will be available for the benefit of the Company after the Closing.

     (c) The leased properties of the Company and the Subsidiaries are insurable in their present condition against fire and other casualty at standard rates. Neither the Company nor any Subsidiary has been notified by any insurance carrier or its agent that such facilities will require improvements in order to maintain such insurance at rates charged the Company or any Subsidiary as of the date of this Agreement.

     (d) Schedule 4.20 identifies all written recommendations received from insurers of the Company and the Subsidiaries since January 1, 1996, and all such documents have been delivered to Buyers.

     (e) Except as described in Schedule 4.20, no claims have been made by the Company, any Subsidiary, any of their directors, or employees under any of the professional indemnity or fidelity insurance policies of the Company or any Subsidiary since acquisition of the Company by Sellers and no claims under any such policies are outstanding, nor are there circumstances of which Sellers and the Company and Subsidiaries as of the Closing Date are aware which might give rise to any such claim.

     4.21 Bank Accounts. Schedule 4.21 contains a list of all banks or other financial institutions with which the Company or any Subsidiary has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     4.22 Certain Consents. Except as set forth on Schedule 4.22, there are no consents, waivers or approvals required to be executed and/or obtained from third parties, including any governmental authority, in connection with the execution, delivery and performance by the Company or any Seller or any Subsidiary of this Agreement and each other agreement, instrument and document required to be executed by it in connection herewith, and the transactions contemplated hereby; Sellers specifically represent and warrant that the consent to this Sublease Agreement (as defined in Section 5.11) presented by Sellers at closing is sufficient consent from the landlord of the Leased Space (as defined in Section 5.11) to this Sublease Agreement and that the consent of Hartford Re. Co./ Hartford Fire Insurance Co. to this transaction (including consent to the change of control of the Company) is not required.

     4.23 Managing General Agent License; Compliance. The Company currently holds a valid Managing General Agent's license (as the term "Managing General Agent" is defined in Section 2(a) of the Texas Managing General Agents' Licensing Act (the "Act")), such license was granted in accordance with and pursuant to the "grandfather clause" in Section 5(a) of the Act, and such license has been renewed periodically in accordance with the Act. Except as set forth on Schedule 4.23, no other consent, approval, authorization or filing with any governmental authority, including the Texas insurance authorities, on the part of the Company is required in order for the Company to provide services as a Managing General Agent in compliance with applicable law, including the provisions of the Act. Since the acquisition of the Company by Sellers, the Company has complied in all material respects with all provisions of the Act, as the same may have been amended from time to time and applicable to the activities of the Company, and in connection therewith, the Company: (a) has only placed business in its capacity as a Managing General Agent with companies with which the Company has a written contract relating to responsibilities of both parties, cancellation or termination, reports, records, auditing, and if applicable, premium volume limit, appointment or cancellation of agents, claims settlement, underwriting, and reinsurance as required by the Act; (b) has timely submitted account reports to each company with which it has a contract regarding Managing General Agent services in accordance with the Act; (c) has maintained and currently maintains all business records required by the Act for each company with which it has a contract regarding Managing General Agent services; (d) has maintained and currently maintains an escrow account and has deposited in such escrow account all money collected for each company with which it has a contract regarding Managing General Act services; (e) has complied with and is in compliance with all reporting obligations to the applicable authorities, including the Texas State Insurance Commission; (f) has maintained and currently maintains: (i) an errors and omissions policy insuring the Company against errors and omissions in such amounts required by the Act, (ii) a bond executed by the Company, as principal, by a surety company authorized to do business in the State of Texas, as surety, or surplus lines insurer, in such amounts required by the Act, or (iii) a deposit with the Texas State Comptroller in such amounts required by the Act.

     4.24 Company Relationships.

     (a) Schedule 4.24 lists the fifty (50) Texas retail insurance agencies of the Company and the Subsidiaries who have paid the highest premium dollars to the Company (or on its behalf directly to applicable insurers) during the twelve month period ending December 31, 1997, and the amount for which each such customer/client was invoiced during such period.

     (b) Schedule 4.24 lists twenty-five (25) of the insurance markets to which the Company and the Subsidiaries has paid the highest premium dollars during the twelve-month period ending December 31, 1997, and the amount so paid to each insurance market during such period.

     (c) Except as set forth on Schedule 4.24, since January 1, 1997, no insurer or any insurance market with which the Company conducts business has (a) notified the Company or any Subsidiary of an intention to cease, dealing with or through the Company or any Subsidiary, (b) reduced, or notified the Company or any Subsidiary of an intention to reduce, substantially its dealings with or through the Company or any Subsidiary, or (c) changed, or notified the Company or any Subsidiary of an intention to change, substantially the terms on which it is prepared to deal with or through the Company or any Subsidiary.

     (d) Except as set forth on Schedule 4.24, no insurers or insurance market with which the Company or any Subsidiary conducts business nor any employee of the Company has given notice to Seller or to the Company or any Subsidiary to the effect that they will be prejudicially affected by the consummation of the transactions contemplated by this Agreement.

     4.25 Other Company Activities. To the knowledge of Sellers and the Company and Subsidiaries as of the Closing Date:

     (a) No person other than the full-time, exclusive employees of the Company or a Subsidiary is or has been authorized or permitted to place business on the Company's or such Subsidiary's behalf.

     (b) No binder of insurance or other intimation of coverage has been issued or sent to any person by the Company, or any Subsidiary, or on their behalf unless and until the relevant risk has been properly bound and all binders of insurance and intimations of coverage on the part of the Company or the Subsidiary are complete and accurate in all material respects.

     (c) Schedule 4.25 sets out fully and accurately the policy of the Company and the Subsidiaries with respect to the commissions booked in their books of accounts and:

          (1) no commissions have been booked except in accordance with such policies;

          (2) there are no facts or circumstances which might require reversal of commissions booked or return of commissions already collected, except in the normal course of business.

     (d) Neither the Company nor any Subsidiary has paid insurance premiums, premium adjustments or other items on behalf of a client except with the authority (express or implied) of the clients on whose behalf such payments have been made.

     (e) Neither the Company nor any Subsidiary has been party to the placement, directly or indirectly, of insurance which is unlawful, fictitious, or a sham transaction.

     (f) In the placement of insurance neither the Company nor any Subsidiary has breached any duty owed to its clients, including, but not limited to, the duty to make full disclosure of material facts to underwriters.

     (g) Except as set out in Schedule 4.25, to the best knowledge of the Sellers without having made independent inquiry, all insurance companies with which business has been placed by the Company or any Subsidiary are paying claims in the normal course and without undue delay.

     4.26 Brokers. None of the Sellers, the Company, or the Subsidiaries has engaged, or caused any liability to be incurred to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the transactions contemplated thereby.

     4.27 Premium Trust Funds. Since the Acquisition Date, no finding has been made, and, to the knowledge of Sellers, prior to the Acquisition Date no finding had been made by any insurance regulatory agency or department that the balance in the Company's or any Subsidiary's premium trust account(s) is not adequate to cover the Company's or any Subsidiary's premium trust liability requirement. All funds required by law to be held in trust accounts by the Company or any Subsidiary are so held.

     4.28 Information Furnished. The Company and Sellers have made available to Buyers and their officers, attorneys, accountants and representatives true and correct copies of all material agreements, documents and other items listed on the Schedules to this Agreement and all books and records of the Company and the Subsidiaries, and neither this Agreement, the Schedules attached hereto nor any information, agreements or documents delivered to or made available to Buyers or their officers, attorneys, accountants or representatives pursuant to this Agreement, to the knowledge of the Sellers, the Company and the Subsidiaries as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

     4.29 Investment Representation. Blanch is acquiring the Purchase Price Stock, the Purchase Price Warrants, and will, upon conversion of such warrants, acquire the Conversion Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof and Blanch has no present agreement or commitment providing for the disposition thereof. Blanch hereby represents and warrants that it is an Accredited Investor (as defined in Rule 501(a) promulgated under the 1933 Act). Blanch understands that: (a) the Purchase Price Stock, the Purchase Price Warrants, and the Conversion Shares have not been registered under the 1933 Act, or any applicable state's securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the 1933 Act and such state's securities laws; (b) such securities must be held indefinitely unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from registration; (c) Summit will make a notation on its transfer books to such effect; and (d) such securities will bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A SHAREHOLDER AGREEMENT DATED AS OF JUNE 2, 1998, AMONG THE COMPANY AND CERTAIN STOCKHOLDERS AND WARRANTHOLDERS. A COPY OF SUCH STOCKHOLDER AGREEMENT AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED

     BY THE COMPANY TO THE RECORDHOLDER OF THE CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE."

     Blanch agrees that it will comply with the restrictions on transferability of the Purchase Price Stock, the Purchase Price Warrants and the Conversion Shares contained herein. Blanch acknowledges that Buyers are materially relying on the truth and accuracy of the representations and warranties made by Blanch in this Section 4.29.

     4.30 Knowledge of Sellers; Access to Information. Each of the Sellers acknowledges that it (through its officers, attorneys and other representatives) has had full access to information regarding Buyers and their assets, properties, liabilities, conditions (financial or otherwise), business, results of operations, or prospects. Each of the Sellers acknowledges that it (through its officers, attorneys and other representatives) has had an opportunity to ask questions of and receive answers from Buyers concerning Buyers' assets, properties, liabilities, conditions (financial or otherwise), business, results of operations and prospects and the terms and conditions of the Purchase Price Stock, the Purchase Price Warrants and the Conversion Shares; the information as to which Sellers have had access includes: (a) that certain Amended and Restated Stockholders Agreement dated as of May 8, 1997 ("Summit's Stockholders Agreement"), among Summit, Austin Ventures IV-A L.P., a Delaware limited partnership, Austin Ventures IV-B L.P., a Delaware limited partnership (Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. are hereinafter collectively referred to as the "Austin Purchasers"), Stephen W. Shumake, Robert H. Wellington, III and Wellington Associates, Inc., Profit Sharing Trust FBO Robert
C. Broun (collectively, the "Wellington Purchasers"), Mellon Ventures, L.P., a Delaware limited partnership ("Mellon Ventures"), Capital Resource Lenders III, L.P., a Delaware limited partnership ("CRL"), Gary R. Griffith and Robert J. Hogan, Jr. (collectively, the "Founders"); (b) that certain Senior Subordinated Note Purchase Agreement dated as of May 8, 1997, by and among Summit, certain subsidiaries of Summit and CRL; (c) that certain Stock Purchase Agreement dated as of February 29, 1996, as amended by Amendment No. 1 thereto dated as of December 10, 1996, by and among Summit, the Founders, the Austin Purchasers and the Wellington Purchasers; (d) that certain Stock Purchase Agreement dated as of December 19, 1996, by and among Summit, the Founders and Mellon Ventures. Each of the Sellers acknowledges that it has had full opportunity to consult with counsel of their choosing and have been advised by counsel and/or such other experts which they desire in connection with consummating the transactions contemplated by this Agreement, and (e) the information identified in Schedule 3.8.

     4.31 Claims and Proceedings. Schedule 4.31 contains a list and description of all investigations known to the Sellers, the Company and the Subsidiaries that are pending or threatened against the Company, any Subsidiary, or any of their properties or assets, and all claims, actions, suits, and proceedings pending or threatened against the Company or any Subsidiary or any of their respective properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality. Except as set forth on Schedule 4.31, none of such pending or threatened claims, actions, suits, proceedings or investigations will result in any material uninsured liability or material loss to the Company or any Subsidiary, and neither the Company nor any Subsidiary is now subject to any order, judgment, decree, stipulation or consent of any court, governmental body or agency. To the knowledge of

Sellers, no inquiry, action or proceeding has been instituted or threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

     4.32 Year 2000. Except as set forth on Schedule 4.32, to the knowledge of Sellers, each item of equipment and each software or other computer program used by the Company or any Subsidiary in the operation of its managing general agent and wholesale insurance brokerage businesses, as the case may be, (a "Company System") (a) has been produced or amended in a manner which substantially advances the result that a change of, reference to, or use after, December 31, 1999, of date-related data for dates before, on, or after December 31, 1999, in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have a material adverse effect on, nor give rise to, a material increased inconvenience in, the operation of that Company System; and (b) has been tested in conjunction with each item of equipment and software program under the control of a third party (a "Third Party System") with which a Company System routinely exchanges date information in a manner which substantially advances the result that the inclusion after December 31, 1999, of date-related data for dates before, on, or after December 31, 1999, in the information exchanged with a Third Party System will not have a material adverse effect on, nor give rise to, a material increased inconvenience in, the exchange of date-related data or the subsequent use of that date-related data. To the knowledge of Sellers and the Company as of the Closing Date, Schedule 4.32 includes a description of what additionally must be completed by the Company or any Subsidiary to ensure that the results contemplated by this Section 4.32 are timely accomplished.

     4.33 Hart-Scott-Rodino Matters. Sellers represent that the consummation of the transactions contemplated by this Agreement will require no filings pursuant to the HSR Act.

     4.34 Meaning of Knowledge. Whenever a provision of this Agreement provides that a matter is "to the knowledge of Sellers," or "to the knowledge of Sellers or the Company as of the Closing Date," or words to similar effect, such phrase shall mean the actual knowledge of any manager or any person or officer holding a position senior to that of manager, or of any director, of the Sellers or the Company as of the Closing Date. Sellers have instituted and substantially implemented a multi-faceted corporate compliance program for the Sellers, the Company, and the Subsidiaries which is designed to foster compliance by employees of Sellers, the Company, and the Subsidiaries with all legal obligations of the Company and the Subsidiaries and to further the process of bringing to the attention and knowledge of senior officers of the Sellers, the Company, and the Subsidiaries instances of non-compliance.

     4.35 Assignment and Assumption Agreement. The representations and warranties contained in the Assignment and Assumption Agreement are true and correct.

     4.36 Administrative Services. The services to be provided by Parent to Wholesale pursuant to that certain Facilities and Service Agreement dated January 1, 1998 (and the predecessor agreements to such agreement) have been provided by the Company and the Continuing Employees and not by Parent.

                                  ARTICLE 5

                                  COVENANTS

     5.1 Transfer of Assets and Assumption of Liabilities Prior to Closing. During the period from January 1, 1998, until the Effective Date, the Sellers have transferred to the Company and have caused the Company to transfer to Sellers the assets so identified on Schedule 5.1 (the "Transferred Assets") and Sellers have assumed those liabilities of the Company identified on Schedule 5.1 (the "Transferred Liabilities"), it being specifically agreed that assets so transferred to the Sellers will include the Vaughn Receivables (and the reserves and escrow therefor) and the Aged Receivables and the reserves therefor as those terms are hereinafter defined. Each of the parties agree that following the Effective Date, neither the Buyers nor the Company nor any Subsidiary shall be liable for any of the obligations, debts, commitments, or liabilities of any nature whatsoever of the Company arising out of or based on such assets transferred by the Company to Sellers or any business or operations of the Company related to such Transferred Assets or any of the Transferred Liabilities and Sellers shall hold Buyers, the Company and the Subsidiaries harmless from any such obligations, debts, commitments or liabilities. The Sellers and the Company have furnished Buyers copies of any and all documents, instruments and agreements concerning such transfer of assets and assumption of liabilities including any purchase agreements, assignment agreements, assumption agreements, and bills of sale executed in connection therewith.

     The parties hereto do hereby further covenant and agree as follows:

     (a) The Vaughn Receivables. Set forth on Schedule 5.1(a) hereto is a list of all those certain accounts receivable of the Company relating to that arbitration referred to as ELTON GEORGE & COMPANY V. VAUGHN GENERAL AGENCY, INC. and the reserves and escrow therefor (the "Vaughn Receivables").

     (b) The Aged Receivables. Within forty-five (45) days after the Closing Date, Sellers shall deliver to Buyers a list of all accounts receivable of the Company and the Subsidiaries which are, as of the Effective Date, more than ninety (90) days past due (the "Aged Receivables"), together with a list of all reserves relating to such Aged Receivables.

     (c) The Deemed Aged Receivables. Until such time as the Aged Receivables are satisfied in full, any and all funds received by the Company or any Subsidiary from and after the Effective Date from such customers or clients of the Company or any Subsidiary who have outstanding Aged Receivables as of the Effective Date shall be deemed to apply first to the satisfaction of the Aged Receivables (as so applied, the "Deemed Aged Receivables"); Buyers shall cause the Company to pay to such account as Sellers shall hereinafter designate, all amounts representing such Deemed Aged Receivables promptly upon collection.

     5.2 Effective Date Balance Sheet. Within forty-five (45) days after the Closing Date, Sellers shall deliver to Buyers the unaudited consolidated balance sheet of the Company and the Subsidiaries dated as of the Effective Date reflecting the transfer of the Transferred Assets and the assumption of the Transferred Liabilities prepared in accordance with generally accepted accounting principles, which are applied on a basis consistent to that of the preceding fiscal year, including the disclosure of material liabilities and material obligations that would normally be reflected on such balance sheet (the "Effective Date Balance Sheet"). The Sellers shall engage Ernst & Young, L.L.P. ("E&Y") to perform procedures agreed to by Buyers and Sellers, which will be in accordance with generally accepted auditing standards to specified elements, accounts or items of the Effective Date Balance Sheet. The Sellers will deliver E&Y's Statement of Factual Findings to Buyer along with the Effective Date Balance Sheet.

     5.3 Investigation. At the Closing, the Company shall deliver to Buyers the originals of all minute books and stock transfer records of the Company and the Subsidiaries. Any investigation by Buyers or their officers, attorneys, accountants or representatives shall not in any manner affect the representations and warranties of the Company and Sellers contained herein.

     5.4 Continuation of Insurance Coverage. Sellers will purchase and provide evidence thereof to Buyers from time to time, commencing as of the Closing Date, so-called "run-off" or "tail" endorsements insuring the Company and the Subsidiaries with respect to the E&O Policy (which policy as extended will have a limit of liability of not less than $10 million in the aggregate and $5 million per claim, and an aggregate deductible of not more than $100,000) extending the period within which claims may be made for acts or omissions under such policy for a period of not less than sixty (60) months following the Closing, the cost of which shall be borne solely by the Sellers (herein the "Extended E&O Policy"). Sellers agree that as to all claims listed on Schedule
4.31 that Sellers or the Company or the Subsidiaries have timely notified their E&O carrier that such claims are covered by the applicable E&O policies and the carrier has not denied coverage or reserved rights as to such coverage. The Buyer Indemnified Parties (as hereinafter defined) will assume control of the claims and actions listed on Schedule 4.31 pursuant to the provisions of Section 8.2(d). Representatives of the Company agree to meet monthly (or less frequently should the parties so agree) at the offices of the Company with legal representatives of the Sellers to discuss the handling of such claims and further agree to report new claims to the E&O carrier at the earliest practicable time and to consult with the E&O carrier or its designated representatives regarding litigation strategies and any settlements of insured claims.

     5.5 Employment Matters.

     (a) Prior to the Closing Date, Sellers and the Company have agreed with the employee listed on Schedule 5.5 to his termination, including the agreement by such employee to remain employed by the Company up to forty-five (45) days after the Closing Date. Sellers agree to be responsible for all costs, expenses and liabilities of the Company that may be incurred in connection with the termination of such employee and to hold the Company harmless following the Closing Date as to any such costs, expenses or liabilities, provided, however, the Company agrees to pay such employee his salary and to provide benefits to such employee (other than severance benefits) for the 45-day period following the Closing Date.

     (b) To the extent required by 29 U.S.C. sectionsection 102-2109, and the regulations promulgated thereunder (the "Worker Adjustment and Retraining Notification Act" or "WARN"), or by 29 U.S.C. section 1166(a) ("COBRA"), the Sellers shall be responsible for providing any notification required to comply with WARN or COBRA, and all costs and liabilities arising out of or relating to the termination of the employees listed on Schedule 5.5, or any other employees of the Company or any Subsidiary who are terminated prior to or as of the Closing Date.

     5.6 Employee Benefits. Buyers agree that Employees of the Company and Subsidiaries as of the Closing Date will become participants in employee benefit plans and programs substantially similar to those maintained by Buyers at that time for its employees, provided that nothing in this Agreement shall limit the right of Buyers or Company to amend, terminate or discontinue any particular employee benefit plan or program in accordance with the terms thereof. Buyers shall offer and provide COBRA coverage under its group health plans to any current or former employee of the Company or any Subsidiary and any beneficiary, who is entitled to rights as a qualified beneficiary under COBRA.

     The Company has taken all action necessary to terminate the involvement of employees of the Company and the Subsidiaries as of the Closing Date in Blanch Benefit Plans. The Sellers herewith assume Buyers' obligations to employees of the Company and the Subsidiaries pursuant to Blanch Benefit Plans including any unfunded retirement liabilities for any employees and agrees to hold Buyers harmless with respect thereto.

     5.7 Use of Managing General Agent License. If and when requested by Sellers, Buyers agree to negotiate in good faith the terms and conditions of a written agreement pursuant to which Buyers will permit Sellers to utilize the Company's managing general agency status, so long as and only to the extent that such an agreement, in the opinion of Buyers' counsel, will not conflict with any law or regulation or any agreement or other contract to which any of Buyers or the Company is then a party, or to which they or their properties are then subject and, in their sole business judgement, will not adversely affect Buyers' or the Company's current or future business, operations or prospects. Any costs incurred by Buyers in connection with the foregoing, including attorneys' fees and other administrative costs, shall be the sole responsibility of Sellers, and Buyers' consent to any such aforementioned agreement concerning the managing general agency status of the Company shall be expressly conditioned upon Sellers' agreement to indemnify Buyers in such amounts and in such a manner as Buyers deem appropriate and advisable, in their sole business judgment.

     5.8 Section 338(h)(10) Election. The Buyers and Sellers shall make a joint election under Code section 338 (h)(10) of the Code, and, where applicable, any corresponding election under state or local law (the section 338 (h)(10) Election) with respect to the purchase and sale of all of the Shares hereunder. Seller will pay any tax, including any liability of the Company for tax attributable to making a section 338 (h)(10) Election and shall indemnify Buyers and the Company against any adverse consequences arising out of (i) any failure to pay such tax, or (ii) any determination by the IRS or any other tax authority of the invalidity of the section 338 (h)(10) Election with respect to the transactions contemplated by this Agreement.

     Sellers agree to fully cooperate with Buyers to take whatever actions are necessary and to execute and deliver such documents, as may be required to effectuate the section 338 (h)(10) Election including, but not limited to, Internal Revenue Service Form 8023. Buyers and Sellers agree to apply the section 338 (h)(10) Election consistently for all purposes of the Code and similar state and local law.

     Buyers shall, with the consent of Sellers, which consent shall not be unreasonably withheld, determine the deemed purchase price for the Shares (which deemed purchase price includes the assumption of the liabilities of the Company) and shall provide to Sellers an allocation of the deemed purchase price among the assets of the Company that are deemed to have been acquired as a result of the section 338 (h)(10) Election. The allocation to be made by Buyers of the deemed purchase price among the assets of the Company (the "Allocation") shall be made in accordance with Section 1060 of the Code. The Allocation shall be presented by Buyers to Sellers for their consent, which consent shall not be unreasonably withheld. Buyers agree that it would be reasonable for Sellers to withhold such consent if the Allocation would cause Sellers to lose the benefit of any material tax deductions to which Sellers would otherwise be entitled. Buyers and Sellers shall use the Allocation for purposes of all reports and returns with respect to the Taxes.

     5.9 Stockholder Agreement. Sellers and Summit have executed and delivered to the other a Stockholder Agreement in the form of Exhibit C, pursuant to which Sellers shall be bound by certain restrictions and repurchase obligations relating to the Purchase Price Stock, the Purchase Price Warrants, and the Conversion Shares, and shall be granted certain preemptive rights.

     5.10 Software License. At their sole cost and expense Sellers have caused the transfer on or before the Closing Date all software licenses needed by the Company and the Subsidiaries to operate their computer systems and to otherwise conduct their business; provided, however, to the extent that any such software license imposes any liability or obligation upon a party or parties to this Agreement (the "Non-Breaching Party") for breach of such software license by another party or parties (the "Breaching Party"), the Breaching Party will indemnify and hold harmless the Non-Breaching Party regarding any such breach by the Breaching Party. If and to the extent that Sellers require continued access to any of Company's computer systems following such transfer, or the Company requires continued access to computer systems remaining with Sellers, the parties agree to negotiate in good faith such use for a mutually agreed upon period.

     5.11 Sublease. Annexed hereto as Exhibit E is a sublease agreement with respect to the leased real property pertaining to certain operations of the Company (the "Leased Space") situated at 4300 Centerview Drive, San Antonio, Texas (the "Sublease Agreement") which Sellers and Buyers have caused to be executed at Closing and pursuant to which the Sellers will sublease to SGP Holdings or to the Company that portion of the Leased Space as has been designated by Sellers and Buyers.

     5.12 The AD System. The parties hereto expressly acknowledge and agree that during the period of time commencing with the Closing Date and ending on December 31, 1998, the Sellers shall have reasonable access to and use of (i) the Company's alternative distribution operations system (the "AD System"); and (ii) certain employees of the Company who manage or service the AD System (the "AD Managers"), and (iii) such computer connections and services as may be necessary for the interim connection and use thereof by Sellers' employees in the greater San Antonio area including Boerne, Texas, and that Sellers will compensate Buyers $1,000 per month (provided, however, Sellers shall pay any costs incident to the connection and services identified in clause (iii) hereof) for the use of the AD System, the AD Managers, and such connections and service described herein for so long as Sellers make use thereof, provided, however, in the event that the cost to the Company for providing such services materially exceeds one thousand dollars ($1,000) per month, the parties agree to negotiate in good faith a revised payment for such services.

     5.13 Preferred Reinsurance Broker. Buyers shall engage Sellers on a "Preferred Basis" as reinsurance broker for Buyers' treaty business for a period of six (6) years after the Closing Date, provided, however, that this period shall expire upon prepayment in full of the Note by SGP Holdings on or prior to the expiration of four (4) years after the Closing Date. "Preferred Basis" means that (A) Buyers will provide Sellers a right of first refusal as to such brokerage business related to the extension or renewal of treaty business being conducted by the Company as of the Closing and (B) as to all other business of the Company, Buyers will provide to Seller a right of first opportunity to such brokerage business provided that (i) the pricing and security of the relevant reinsurance product provided by Sellers is competitive with the pricing and security of the relevant reinsurance product otherwise available in the market;
(ii) where applicable, the reinsurance product provided by Sellers is acceptable to the insured; (iii) Sellers have the expertise in the relevant area of reinsurance; and (iv) Sellers can provide the reinsurance product desired. Sellers agree that there will not be a breach of this Section 5.13 if Buyers use their best efforts to cause their brokers and agents to comply herewith and if any failures to so comply are not material. Sellers and Buyers as used in this
Section 5.13 shall include their respective subsidiaries and affiliates.

     5.14 Note Prepayment and Purchase Price Warrant Adjustment.

     (a) Downward Adjustments. The number of Purchase Price Warrants exercisable by Blanch from time to time shall be adjusted downward in an amount equal to (i) one Purchase Price Warrant for each $666.67 in premium dollars paid or payable to insureds or pursuant to insurance contract programs directed by Buyers or any of its direct or indirect subsidiaries or affiliates through Sellers or any of their direct or indirect subsidiaries or affiliates, or placed by Sellers or any of their direct or indirect subsidiaries or affiliates, or Buyer or any of its direct or indirect subsidiaries or affiliates, pursuant to
          Section 5.13; and (ii) twelve thousand five hundred (12,500) Purchase Price Warrants upon each Timely Payment (as defined in the Note) by SGP Holdings to Blanch of an annual payment of principal and interest due on the Note. Clause (ii) of this Section 5.15 will not apply after the failure of SGP Holdings to make a Timely Payment.

     (b) Warrant Grace Period. For the time period commencing with the Closing Date and ending on that date which is the fourth annual anniversary of the Closing Date (the "Warrant Grace Period"), Blanch agrees not to exercise any of the Purchase Price

          Warrants; provided, however, that if at any time prior to the expiration of the Warrant Grace Period there shall have occurred a breach of Section 5.13 (which breach has not been cured after thirty
          (30) days' notice) or an event of default under the Note which has not been timely cured pursuant to the terms of the Note (the occurrence of such breach or default without timely cure is referred to herein as a "Default Date") Blanch shall have the right, in the exercise of its sole discretion, to thereafter exercise all or in part any or all Purchase Price Warrants which are outstanding thereafter from time to time. If no Default Date previously occurs, at the end of the Warrant Grace Period Blanch shall have the right, in the exercise of its sole discretion, to exercise all or in part any or all Purchase Price Warrants which are thereafter from time to time outstanding. It is expressly understood and agreed that, following the exercise of any Purchase Price Warrants and the issuance of any shares of Summit's common stock pursuant to such exercise, Summit shall thereafter have no right to redeem any Purchase Price Warrants available with respect to such issued shares.

     (c) Note Prepayment. Any time prior to the maturity of the Note, SGP Holdings may prepay without penalty all obligations then outstanding under the Note and, if such prepayment is made prior to the expiration of the Warrant Grace Period and before the occurrence of a Default Date, the Purchase Price Warrants will be deemed canceled.

     (d) Reinstatement of Purchase Price Warrants. Notwithstanding any provision of this Agreement to the contrary, the entirety of the seventy-five thousand (75,000) Purchase Price Warrants not previously exercised by Blanch shall be fully reinstated in the event of a material breach by Buyers of any of the provisions of this Agreement., provided however, in any event the Purchase Price Warrants will expire and be cancelled on the later of the payment in full of the Note or December 31, 2005.

     (e) Reservation of Common Stock. Summit shall reserve and maintain at all times prior to the earlier to occur of: (i) the exercise by Blanch of all of the Purchase Price Warrants; or (ii) the redemption of Summit of all of the Purchase Price Warrants, a sufficient number of shares of its common stock for issuance upon the exercise by Blanch of any or all of its rights pursuant to the Purchase Price Warrants.

     5.15 MGA "Run-Off" Matters.

     (a) The parties acknowledge that the Company has continuing obligations to pay claims after the Effective Date as to which the Company is entitled to reimbursement for claim dollars paid to claimants from reinsurers who are parties to those certain reinsurance treaties for years prior to 1998 (the "Prior Reinsurance Treaties"), and a list of such reinsurers is attached hereto as Schedule 5.15(a).

     (b) The Sellers have obtained, or have caused the Company to obtain, written evidence (collectively, the "Run- Off Arrangements") from the reinsurers listed on Schedule

          5.15(b) hereto providing for a claims remittance procedure generally as follows: (i) the Company shall furnish the reinsurer by facsimile within one week after the 15th and the last day of the calendar month reports detailing all claims paid by the Company to which the Company is entitled to reimbursement from the reinsurer pursuant to the terms of the applicable Prior Reinsurance Treaty (a "Claims Reimbursement Report" and collectively, the "Claims Reimbursement Reports"); (ii) the reinsurer generally shall be obligated to reimburse the Company for all outstanding reimbursement claims evidenced in a Claims Reimbursement Report by wire transfer of immediately available funds or ACH within three (3) business days after receipt of such Claims Reimbursement Report (receipt of which shall be deemed to occur on the same day of delivery). The Sellers have delivered to Buyers copies of the Run-Off Arrangements, receipt of which is acknowledged by Buyers.

     (c) A list of reinsurers that have continuing reimbursement obligations to the Company described in subparagraph (a) above, but who have not provided evidence of a Run-Off Arrangement are listed on Schedule 5.15(c) hereto.

     (d) Sellers will use their reasonable best efforts (i) to persuade the reinsurers listed on Schedule 5.15(c) to consent and provide written evidence of the Run-Off Arrangement, and (ii) to cause the reinsurers listed on Schedule 5.,15(a) and (c) to comply with the Run-Off Arrangement.

     5.16 Registration Rights. Summit hereby grants to Blanch, with respect to the Purchase Price Stock, the Purchase Price Warrants and the Conversion Shares certain registration rights pursuant to the Registration Rights Agreement substantially in the form of Exhibit F.

     5.17 Prohibition Upon Use of Sellers' Name. Nothing contained in this Agreement shall be construed to convey to Buyers any rights whatsoever to the use of the name "Blanch," any of Blanch's logos, or any deceptively similar name or logo. Buyers hereby expressly acknowledge that it is receiving no such rights and that Buyers are prohibited from any use whatsoever of such name or logos; provided, however, Sellers agree that Company and Subsidiaries may use previously printed stationary and other Company forms and documents with such names and logo until new stationary, forms and documents can be printed, which Buyer agrees to complete as soon as possible.

     5.18 Summit hereby covenants that, so long as any amount of principal and/or interest remains outstanding under the Note, Summit shall maintain the following: minimum EBITDA Covenant (tested quarterly).

     *    three months ending June 30 - $665,000;
     * three months ending September 30 - $1,050,000; or cumulative six (6) months ending September 30 - $1,715,000;
     * three months ending December 31 - $1,600,000; or cumulative nine (9) months ending December 31 - $3,315,000;
     * three months ending March 31 - $1,495,000; or cumulative twelve (12) months ending March 31 - $4,810,000.

     5.19 Funds Transfers. The parties acknowledge and agree that prior to the Closing (although on or after the Effective Date) the Company may transfer funds in excess of those required to meet the net worth requirement for the Company to one or more of Sellers or their affiliates and that the funds so transferred shall not be deemed assets of the Company to be acquired by the Buyer.

     5.20 Fronting Company Arrangements. The parties acknowledge that each of American Reliable Insurance Company and Home State County Mutual Insurance Company (the "Fronting Companies") have indicated that Blanch may have guaranteed certain obligations of the Company to them. Blanch agrees to leave any such guarantees in place with the Fronting Companies for such reasonable period of time as may be necessary for replacement guarantees from SGP Holdings to be furnished to and accepted by the Fronting Companies and releases from the Fronting Companies to any such guarantees of Blanch; SGP Holdings agrees to provide such replacement guarantees as may reasonably be required. In the event that arrangements with respect to such guarantees cannot be reached on terms reasonably acceptable to all parties, then Buyers and Sellers will cooperate in making arrangements with replacement insurance companies to replace either or both of the Fronting Companies as may be necessary.

                                    ARTICLE 6

                                   THE CLOSING

     As of the Closing, no action or proceeding shall have been instituted or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

     6.1 Obligations of Sellers and the Company. On or prior to Closing, Sellers and the Company shall deliver to Buyers:

     (a) an opinion of counsel for the Company and Sellers, dated as of the Closing Date, in the form attached hereto as Exhibit G;

     (b) the minute books and stock transfer records of the Company and the Subsidiaries;

     (c) all consents and approvals required to be obtained by Sellers, the Company, or any Subsidiary in connection with the execution, delivery and performance of this Agreement;

     (d) the stock certificate or certificates representing the Shares duly endorsed for transfer or accompanied by stock powers duly executed in blank;

     (e) evidence of the resignation of the employment of those certain employees identified on Schedule 5.5 attached hereto;

     (f) evidence of the resignation of all of the directors and officers of the Company and the Subsidiaries and such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as Buyers have reasonably requested.

     (g) satisfactory evidence to the effect that each of the Sellers and each officer and director of the Company and the Subsidiaries and each other person controlled directly or indirectly by, or under common control with, any of the Sellers has repaid in full all loans, advances or other obligations owed to the Company or any Subsidiary;

     (h) a certificate signed by an officer of each of the Sellers and the Company to the effect that the Company has shareholders equity of not less than $10.0 million; and

     (i) such good standing certificates, officers' certificates and similar documents and certificates as counsel for Buyers have reasonably requested.

     6.2 Obligations of Buyers. On or prior to Closing, Buyers shall deliver to Sellers and the Company:

     (a) an opinion of Carrington, Coleman, Sloman & Blumenthal, L.L.P., counsel to Buyers, dated as of the Closing Date, in the form attached hereto as Exhibit H;

     (b) all consents, waivers, and approvals required to be obtained by Buyers in connection with the execution, delivery and performance of this Agreement; and

     (c) such good standing certificates, officers' certificates and similar documents and certificates as counsel for the Company and Sellers have reasonably requested.

                                  ARTICLE 7

                     NONCOMPETITION AND RELATED COVENANTS

     7.1 Covenant Not to Compete. Each Seller hereby covenants and agrees that during the period commencing on the Closing Date and ending on the second annual anniversary of the Closing Date, it will not, directly or indirectly, itself or through any of its Affiliates (as that term is defined in Rule 144, promulgated under the Securities Act of 1933, as amended) or through any form of ownership (other than through a less than majority ownership of securities of a publicly or privately held corporation which are not of an amount which would permit Parent or Blanch to control or otherwise direct or cause direction of the management and policies of such corporation), either for its own benefit or for the benefit of any other person, firm, corporation, or other entity, without the prior written consent of Buyers and the Company, engage in Competition (as defined below). For purposes of this Section 7.1, the following terms shall have the following meanings.

     (a) The term ""Acquiring Entity" shall mean any person, organization or entity of any nature not currently an Affiliate of any of the Sellers which may, following the Closing Date, acquire an interest in either Parent or Blanch which would permit such Acquiring Entity to control or otherwise direct or cause the direction of the management or policies of either Parent or Blanch.

     (b) The term "Competition" shall mean and is limited to developing, producing, selling, distributing or providing Products and Services (as defined below) to retail insurance agents within the Restricted Area (as defined below). "Competition" shall expressly not include any activities that may be conducted by any Acquiring Entity.

     (c) The term "Customer" means those independent retail insurance agents to or with whom the Company or any Subsidiary has developed, produced, sold, distributed or otherwise provided Products and Services during the two years prior to the Closing Date.

     (d) The term "Products and Services" shall mean those products and services described on Schedule 7.1 hereto.

     (e)  The term "Restricted Area" shall mean those States identified on
          Schedule 7.1 hereto.

     Each of the Sellers agrees that damages alone cannot compensate the Company and Buyers in the event of a violation of the non-competition covenants contained in this Section and of the covenants of confidentiality and non-solicitation contained in Sections 7.2 and 7.3 of this Agreement and that injunctive relief shall be essential for the protection of the Company and Buyers. Accordingly, each of the Sellers agrees that in the event of a breach or violation of any of such covenants (or a threatened breach or violation) by such Seller, the Company and Buyers shall be entitled to injunctive relief against such Seller, in addition to such other relief as may be available to the Company and Buyers at law or in equity.

     If any provisions of this Section 7.1 shall be held to be contrary to law or invalid or unenforceable in any respect and any jurisdiction, or as to any one or more periods of time, geographical areas, or business activities, the remaining provisions shall not be affected but shall remain in full force and effect as to the other and remaining provisions, and any such invalid or unenforceable provision shall be deemed without further action on the part of the parties hereto, modified, amended, limited, and reformed to the extent necessary to render the same valid and enforceable.

     7.2 Covenant of Confidentiality. Without the written consent of the Company and Buyers, each of the Sellers agrees that it will not divulge to others for use any confidential information or trade secrets of the Company or any Subsidiary (other than those related to the Transferred Assets transferred to Sellers) including, but not limited to, customer lists, employee information (including, without limitation, information relating to salary, bonus, commissions, other forms of compensation, benefits and the like), sales, sales publication information, profit margins, operating procedures, process information, pricing accounts, costs, records, books of account, customers, formulae, vendors, processes, methods, compositions, sources of supply, improvements, and inventions. Notwithstanding the foregoing, the obligations set forth in this Section 7.2 shall not apply to information which is required to be disclosed by law or governmental order.

     7.3 Non-Solicitation of Employees. The Sellers agree that for a period of four (4) years from and after the Closing Date they shall not, on their own behalf or on behalf of any other person, partnership, association, corporation or any other entity, or permit any subsidiary or affiliate to, without the express written consent of the Company, select or hire any employee of the Company or any Subsidiary as of the Closing Date.

     7.4 Non-Solicitation of Customers. The Sellers agree that for a period of six (6) years from and after the Closing Date they shall not, on their own behalf or on behalf of any other person, partnership, association, corporation or any other entity (other than an Acquiring Entity), or permit any subsidiary or affiliate to, solicit Customers for the purpose of, or in an attempt to develop, produce, sell, distribute, or otherwise provide Products and Services to any such Customer.

                                  ARTICLE 8

                               INDEMNIFICATION

     8.1 Indemnification.

     (a) Subject to the limitations set forth in Section 8.6 hereof, Sellers jointly and severally agree to indemnify and hold harmless Buyers and each officer, director, employee, representative and affiliate of Buyers (and, following the Closing, the Company, Vista Wholesale and the Subsidiaries and each officer, director, employee, representative and affiliate of the Company, Vista Wholesale and the Subsidiaries) (collectively, the "Buyer Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Indemnifiable Costs") which any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of (1) any breach or default by the Company or Sellers of or under any of its representations, warranties, covenants, agreements, waivers or other provisions of this Agreement or any agreement, document or instrument executed in connection herewith and any breaches or defaults by Wholesale under any of the representations, warranties, covenants, agreements, waivers or other provisions of the Assignment and Assumption Agreement or any document or agreement executed in connection therewith; (2) the claims and proceedings identified on Schedule 4.31 and any other claims that are similar to any of the categories and type of claims identified on
          Schedule 4.31 and that have arisen from the operation of the business of the Company or the Subsidiaries prior to the Effective Date; (3) the Existing Claims identified on Schedule 8.3; (4) breach or default by Wholesale of any of its obligations under the Administrative Services Agreement; (5) any breach by Sellers of their lease of the Leased Space, and (6) any breaches of software licenses as provided in
          Section 5.10.

     (b) Subject to the limitations set forth in Section 8.6 hereof, Buyers agree to indemnify and hold harmless Sellers and each representative and affiliate of Sellers (collectively, the "Seller Indemnified Parties") from and against any and all Indemnifiable Costs which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of any breach or default by Buyers of or under any of its representations, warranties, covenants, agreements, waivers or other provisions of this Agreement or any agreement, document or instrument executed in connection herewith. For purposes of this Article 8, Buyer Indemnified Parties and Seller Indemnified Parties are collectively referred to as the "Indemnified Parties".

     8.2 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to each party hereto who or which is obligated to provide indemnification hereunder (for purposes of this Article 8, an "Indemnifying Party") with a copy of such written notice of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability that they may have to the Indemnified Party under this Article 8 unless the failure to give such notice materially and adversely prejudices the Indemnifying Parties. The Indemnifying Parties shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at its, his or her own expense, to participate in the defense of such third-party action; provided however, that the Indemnifying Parties shall, if the Indemnified Party is otherwise entitled to indemnification hereunder, pay the attorneys' fees, court costs, and expenses incurred in investigating and preparing for any litigation or proceeding from time to time as such costs and expenses are incurred by the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it, him or her which are different from or additional to those available to the Indemnifying Parties, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing with a copy to the Indemnifying Parties, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel; provided, further, that in no event shall the Indemnifying Parties be required to pay the attorneys' fees of the Indemnified Parties for more than one firm of attorneys (and one firm of local counsel, if required) in any one third-party action or group of related third-party actions;

     (b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on his or her assets or interests;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of the specific matter which is being settled or upon which judgment is to be entered; and

     (d) No Indemnifying Party shall be entitled to control (but shall be entitled to participate at his, her or its own expense in the defense
          of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party claim or action (i) as to which such Indemnifying Party declines or fails to assume the defense within a reasonable length of time, or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment which would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party. Indemnifiable Costs associated with claims or actions described in the preceding sentence regarding court costs, reasonable attorney fees and expenses will be paid by the Indemnifying Party to the Indemnified Party from time to time as such costs and expenses are incurred by the Indemnified Party. The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 8 and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

     8.3 Existing Claims. Sellers as Indemnifying Parties agree to provide indemnification pursuant to the terms of this Agreement to the Buyer Indemnified Parties with regard to the Existing Claims identified on Schedule 8.3. Sellers will assume control of the claims and actions listed on Schedule 8.3 pursuant to the provision of Section 8.2(a) through (c). Representatives of Sellers and the Company agree to meet monthly (or less frequently should the parties so agree) at the offices of the Company to discuss the handling of such claims.

     8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.2 hereof because no third-party action is involved, the Indemnified Party shall notify each Indemnifying Party of any Indemnifiable Costs which he, she or it claims are subject to indemnification hereunder. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

     8.5 Indemnification for Tax Matters. Notwithstanding anything otherwise provided herein (including, without limitation, the provisions of sections 8.1 through 8.4, inclusive, of this Agreement), the following provisions shall govern the allocation of responsibility as between Buyers and the Sellers for certain Tax matters following the Closing Date:

     (a) Indemnification for Taxes Attributable to Operations during Tax Periods Ending On or Prior to the Effective Date. The Sellers jointly and severally shall indemnify and hold Buyers, the Company and the Subsidiaries harmless from and against all liabilities for Taxes (including any related losses) attributable to all Tax periods ending on or prior to the Effective Date imposed with respect to the Company or any Subsidiary, but only to the extent that such Taxes exceed Tax refunds then received by or acknowledged by the applicable Taxing authority to be due to the Company or any Subsidiary.

     (b) Tax Payments and Tax Returns for Tax Periods Ending On or Before the Effective Date. Sellers (with the cooperation of Buyers) shall cause the Company to prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Returns of the Company and the Subsidiaries for Tax periods ending on or prior to the Effective Date that are due (including all applicable extensions) after the Effective Date. Such Returns shall be prepared on a basis consistent with past practice to the extent such practice is consistent with all applicable federal, state, local and foreign tax laws, rules and regulations. Buyers shall cause the Company and the Subsidiaries to pay

          (or cause to be paid) all Taxes shown to be due on such Returns. The Sellers shall reimburse and indemnify the Company or any Subsidiary for such Taxes to the extent not accrued on the Effective Date Balance Sheet within five days of notice to the Sellers that Buyers have paid such Taxes.

     (c) Income Tax Payments and Tax Returns for Tax Periods Beginning Before and Ending After the Effective Date. Buyers shall cause the Company to prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Returns of the Company and the Subsidiaries for Tax periods that begin before the Effective Date and end after the Effective Date. Such Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all applicable federal, state, local and foreign Tax laws, rules and regulations. Buyers shall cause the Company and the Subsidiaries to pay (or cause to be paid) all Taxes shown to be due on such Returns. The Sellers shall reimburse and indemnify Buyers for a pro rata portion of such Taxes based upon an interim closing of the books of the Company and the Subsidiaries on the Effective Date but only to the extent such Taxes are not accrued on the Effective Date Balance Sheet. Such reimbursement shall be made within five days after notice to the Sellers that Buyers have paid such Taxes. The Sellers shall be given the opportunity to review such Returns prior to their being filed.

     (d) Payment of Non-Income Taxes and Filing of Returns for Tax Periods Beginning Before and Ending After the Effective Date. In the case of any Tax, other than a Tax based upon or related to income, that is imposed on a periodic basis and is payable for a Tax period that includes (but does not end on) the Effective Date, Buyers shall cause the Company and the Subsidiaries to prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis any Returns of the Company and the Subsidiaries. Such Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all applicable federal, state, local and foreign Tax laws, rules and regulations. Buyers shall or cause the Company (and/or any Subsidiary) to pay (or cause to be paid) all Taxes shown to be due on such Returns. The Seller shall reimburse and indemnify Buyers for a pro rata portion of such Taxes based upon the number of days prior to the Effective Date as compared to the total number of days within such Tax period, within five days after notice to the Sellers that Buyers have paid such Taxes but only to the extent such Taxes are not accrued on the Effective Date Balance Sheet. The Sellers shall be given the opportunity to review such Returns prior to their being filed.

          (i)  Cooperation on Tax Matters: Conduct of Proceedings.

               (i) Buyers and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to this Section
                    8.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to such preparation and filing and to any audit, litigation or other proceeding relating thereto and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (ii) Buyers shall be responsible for defending any audit,
                    litigation or other proceeding with respect to Taxes and shall have the authority to negotiate, compromise and settle any such audit, litigation or other proceeding. However, in the event that any such compromise or settlement would create any indemni-fication obligation hereunder for the Sellers in excess of $5,000, Buyers shall not agree to any such compromise or settlement without the prior consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed. Buyers shall notify the Sellers promptly upon receipt of any notice of such audit, litigation or other proceeding and shall keep the Sellers reasonably informed as to the progress of any such audit, litigation or other proceeding with respect to Taxes. The Sellers shall have the right, at their expense, to participate in the conduct of such audit, litigation or other proceeding. If, as a result of any such audit, litigation or proceeding Buyers, the Company or any Subsidiary is required to pay any additional Taxes, within five days after notice to the Sellers that Buyers have paid such Taxes, the Sellers shall reimburse Buyers or the Company for that portion of such Taxes attributable to periods for which the Sellers have agreed to indemnify Buyers pursuant to this Section 8.5.

              (iii) Notwithstanding the foregoing provisions of this Section
                    8.5, the Sellers shall not be required to indemnify Buyers for any particular Tax if a sufficient reserve for such Tax was included on the Effective Date Balance Sheet.

               (iv) Notwithstanding the foregoing provisions of this Section
                    8.5, the obligation of the Sellers to indemnify Buyers with respect to any Taxes shall be net of any refunds of Taxes received by the Company after the Closing and attributable to any Tax period for which the Sellers are responsible under this Section 8.5 other than any Tax refund to the extent such Tax refund was reflected on the Effective Date Balance Sheet.

     8.6 Limitations on Indemnification. The indemnification obligations of the parties under this Article 8 shall be subject to the following limitations:

               (a) No Indemnified Party shall make any claim against any Indemnifying Party for indemnification under Sections 8.1 or
                    8.4 hereof unless and until the aggregate amount of such claims against the Indemnifying Parties exceeds $75,000 (the "Deductible"), whereupon Buyer or Seller Indemnified Parties, as the case may be, may claim indemnification for the amounts of such claims, or any portion thereof, exceeding the Deductible; and furthermore, no Indemnified Party shall make any claim against any Indemnifying Party for indemnification under Sections 8.1 or 8.4 hereof unless the individual amount of such claim exceeds $7,500, in which case the full amount of $7500 and amounts in excess thereof will be indemnified subject to the applicable deductibles (it being the intention of the parties that all Indemnifiable Costs arising out of any one claim or proceeding shall be aggregated for purposes of meeting this $7,500 requirement); provided, however, the limitations contained in this Section 8.6 shall not apply to claims identified in clauses (i) through (vi) of Section 8.7.

               (b) In addition to the limitations set forth in subparagraph (a) above, no Buyer Indemnified Party shall make any claim against any Indemnifying Party for Indemnifiable Costs arising out of any claim or proceeding identified on
                    Schedule 4.31, and any other claims that are similar to any of the categories and type of claims identified on Schedule
                    4.31 and that have arisen from the operation of the business of the Company or the Subsidiaries prior to the Effective Date (collectively "Schedule 4.31 Claims") unless and until the aggregate amount of Indemnifiable Costs for all such claims and proceedings that are Schedule 4.31 Claims for which the Buyer Indemnified Parties seek or have sought indemnification hereunder exceeds $50,000 (the "Litigation Deductible"); in addition, the claims and proceedings that are Schedule 4.31 Claims shall be subject to the Deductible identified in subparagraph (a) above to the extent that such Deductible has not been then exceeded. By way of example, in the event the Company seeks indemnification for $150,000 of Indemnifiable Costs arising out of a proceeding identified as a Schedule 4.31 Claim, and as of such time no other claims for indemnification have been made by the Buyer Indemnified Parties, the Company would only be able to be indemnified for $25,000 of such Indemnifiable Costs because both the Litigation Deductible and Deductible would have to first be satisfied out of the $150,000. In this example, the full amount of claims for indemnification by any Buyer Indemnified Parties brought after the $150,000 claim described above (including those for claims and proceedings identified on Schedule 4.31) would be payable by the Indemnifying Parties because at that time, the full amount of the Litigation Deductible and other Deductible will have been satisfied.

     8.7 Limitation on Claims. Except with respect to (i) such Indemnifiable Costs relating to liabilities for taxes arising since the Acquisition Date; (ii) claims (including claims for indemnification hereunder) based on a breach of the representations, warranties, and covenants of the Sellers contained in Sections 4.1, 4.2, 4.4(a), 4.4(b), 4.33, 4.10 and 5.4 hereof); (iii) Existing Claims identified on Schedule 8.3; (iv) claims (including claims for indemnification hereunder) based on a breach of the representations and warranties of Buyers contained in Section 3.2 hereof; (v) breaches by either Sellers or Buyer of software licenses as provided in Section 5.10; and (vi) claims (including claims for indemnification hereunder) based on any knowing or intentional material misrepresentation or omission by any of the parties hereto, the liability of the Sellers or Buyers for any Indemnifiable Costs or damage for breach shall be limited to $7 million and must be asserted on or prior to the date which is two years following the Closing Date. The indemnification obligations of the Sellers shall be satisfied in the following manner: (a) first by offsetting any indemnification amounts due from the Sellers against the last payments due pursuant to the Note until such time as all obligations pursuant to the Note have been satisfied in full, and (b) thereafter, by cash payments from the Sellers.

     8.8 Recourse. Except for claims based on any knowing or intentional material misrepresentation or omission by any of the parties hereto, it is expressly understood and agreed by the parties hereto that the provisions of this Article 8 relating to indemnification shall constitute the sole recourse or remedy of any party hereto for any claim relating in whatsoever manner to the transactions contemplated by this Agreement.

                                  ARTICLE 9

                                MISCELLANEOUS

     9.1 Collateral Agreements, Amendments and Waivers. This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction (including, without limitation, that certain Letter of Intent, dated March 12, 1998, executed by Parent and Summit, and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     9.2 Successors and Assigns. Neither Buyers', the Company's nor any Seller's rights or obligations under this Agreement may be assigned without the written consent of the other parties hereto (except that any party hereto may assign its rights and obligations to any Affiliate or lender thereof without the written consent of the other parties hereto; provided, however, that any such assignment shall not relieve the assigning party from its obligations hereunder). Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 10.3, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     9.3 Expenses. Except as otherwise provided for herein, each party hereto shall be solely responsible for its own legal, accounting, consulting and other fees and expenses incurred by such party in connection with the transactions contemplated by this Agreement.

     9.4 Arbitration. Any dispute regarding the interpretation or enforcement of any provision of this Agreement shall be resolved by binding arbitration by a single arbitrator, chosen in a manner agreed to by the parties hereto, or, if they cannot agree, by a panel of three arbitrators, one selected by the Sellers, one selected by Buyers, and a third selected by the two thus chosen. The parties shall jointly share the cost of a single arbitrator, or, if a panel is selected, each shall bear the cost in connection with its respective arbitrator and shall jointly share in the cost of a third arbitrator. Any arbitration conducted hereunder shall be conducted in accordance with the then existing rules of the American Arbitration Association. The parties to such arbitration will make every reasonable effort to commence the arbitration proceedings within thirty
(30) days from the date that either party first gives written notice to the other of its intention to submit a dispute for arbitration.

     9.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     9.6 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur each such party shall return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section 11.7 shall not apply to any information or document required to be disclosed by law or (b) any information or document that Buyers disclose to any potential lender to or investor in Buyers. In addition, and without limiting the generality of the foregoing, the parties further agree that neither they nor any of their respective representatives shall disclose to any third party or publicly announce the proposed acquisition of the Shares or the existence or terms of this Agreement.

     9.7 Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

     9.8 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) if sent by mail (which must be certified or registered mail, postage prepaid), when received or rejected by the relevant party at such party's address indicated below, or (c) if sent by facsimile transmission, when confirmation of delivery is received by the sending party:

   SGP Holdings:       Summit Global Partners (Texas) Holdings, Inc.
                       500 North Akard, Suite 2500
                       Lincoln Plaza
                       Dallas, Texas 75201
                       Attn: Jeff Pan
                       Fax: (214) 740-2752

   With a copy to:     Carrington, Coleman, Sloman &
                       Blumenthal, L.L.P.
                       200 Crescent Court
                       Suite 1500
                       Dallas, Texas 75201
                       Attn: Peter Tierney, Esq.
                       Fax: (214) 855-1333

   Summit:             Summit Global Partners, Inc.
                       500 North Akard, Suite 2500
                       Lincoln Plaza
                       Dallas, Texas 75201
                       Attn: Jeff Pan
                       Fax: (214) 740-2752

   With a copy to:     Carrington, Coleman, Sloman
                       & Blumenthal, L.L.P.
                       200 Crescent Court
                       Suite 1500
                       Dallas, Texas 75201
                       Attn: Peter Tierney, Esq.
                       Fax: (214) 855-1333

   The Company:        Vista Insurance Group, Inc.
                       (formerly Blanch Insurance Services, Inc.)
                       500 North Akard, Suite 2500
                       Lincoln Plaza
                       Dallas, Texas 75201
                       Attn: Jeff Pan
                       Fax:______________________________________

   With a copy to:     Carrington, Coleman, Sloman
                       & Blumenthal, L.L.P.
                       200 Crescent Court
                       Suite 1500
                       Dallas, Texas 75201
                       Attn: Peter Tierney, Esq.
                       Fax: (214) 855-1333

   Sellers:            E. W. Blanch Insurance Services, Inc.
                       500 North Akard, Suite 4500
                       Lincoln Plaza
                       Dallas, Texas 75201
                       Attn:______________________________________
                       Fax:_______________________________________

                       E. W. Blanch Holdings, Inc.
                       500 North Akard, Suite 4500
                       Lincoln Plaza
                       Dallas, Texas 75201
                       Attn:______________________________________
                       Fax:_______________________________________

   With a copy to:     Locke Purnell Rain Harrell
                       2200 Ross Avenue, Suite 2200
                       Dallas, Texas 75201-6776
                       Attn: Don M. Glendenning, Esq.
                       Fax: (214) 740-8800

Each party may change its address for purposes of this Section 11.9 by proper notice to the other parties.

     9.9 Waiver of Certain Rights. Each Seller hereby waives any rights of first refusal, preemptive rights or other rights of any nature whatsoever which the Company or such Seller may have to purchase any of the Shares or other capital stock or equity securities of any nature of the Company or any Subsidiary.

     9.10 Further Assurances. At, and from time to time after, the Closing, at the request of Buyers but without further consideration, each party hereto shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as any other party hereto may reasonably request in order more effectively to consummate the transactions contemplated hereby.

     9.11 No Third-Party Beneficiaries. Other than the Indemnified Parties not a party hereto and any lender of Buyers, no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its choice of law or conflicts of laws principles.

     9.13 Access to Books and Records. Sellers and Buyers agree to provide to one another and their representatives, during normal business hours and upon reasonable notice after the Closing Date, access to the books, records, tax records, contracts and other underlying data and documentation of or relating to the Company and the Subsidiaries (the "Company Data") to enable the parties to respond to any third-party claims, tax liabilities or governmental requests or filings. Notwithstanding the above, Sellers' access to Company Data is expressly limited to only that Company Data the review of which is necessary in connection with any such third-party claims, tax liabilities or governmental requests or filings.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

                                     SGP HOLDINGS:

                                     SUMMIT GLOBAL PARTNERS (TEXAS)
                                     HOLDINGS, INC.

                                     By: _______________________________________
                                     Its: ______________________________________


                                     SUMMIT:

                                     SUMMIT GLOBAL PARTNERS, INC.


                                     By: _______________________________________
                                     Its: ______________________________________

                                     THE COMPANY:

                                     BLANCH INSURANCE SERVICES, INC.

                                     By: _______________________________________
                                     Its: ______________________________________

                                     SELLERS:

                                     E. W. BLANCH INSURANCE SERVICES, INC.

                                     By: _______________________________________
                                     Its: ______________________________________

                                     E. W. BLANCH HOLDINGS, INC.


                                     By: _______________________________________
                                     Its: ______________________________________

                                  EXHIBIT A
                         TO STOCK PURCHASE AGREEMENT


                               PROMISSORY NOTE

$4,500,000.00                                                       June 2, 1998

FOR VALUE RECEIVED, the undersigned, SUMMIT GLOBAL PARTNERS (TEXAS) HOLDINGS, INC., a Delaware corporation (the "Maker"), does hereby promise to pay to the order of E. W. BLANCH HOLDINGS, INC., a Delaware corporation (the "Payee"), the principal sum of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00), subject to adjustment as provided herein, with interest thereon at the rate of 5.52% per annum in six (6) equal annual installments of principal plus accrued interest on the unpaid principal balance. The first such payment shall be due and payable on June 2, 1999, and annually thereafter on the next following five annual anniversaries of said date. Any payments required hereunder that are made prior to the expiration of the cure period in the preceding sentence shall be deemed a Timely Payment.

This Note is being executed pursuant to that certain Stock Purchase Agreement of even date herewith (the "Agreement") by and among Maker, Payee, Summit Global Partners, Inc., a Delaware corporation, Blanch Insurance Services, Inc., a Texas corporation ("BIS"), and E. W. Blanch Insurance Services, Inc. (formerly E. W. Blanch Wholesale Insurance Services, Inc.), a Delaware corporation ("EWB"), which Agreement is incorporated herein by reference. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. The Agreement contains provisions for the adjustment of the principal balance of this Note under certain circumstances, which provisions for adjustment are incorporated herein by this reference.

Maker shall have the right to prepay this Note in whole or in part at anytime without premium, penalty or fee.

If any of the following events ("Events of Default") shall occur and be continuing:

          (a) Maker shall fail to pay any installment of principal of the Note when due and such failure continues for a period of ten (10) calendar days after written notice of nonpayment is delivered to Maker in compliance with the notice provisions of the Agreement; or

          (b) Maker shall fail to pay any interest on the Note when due and such failure continues for a period of ten (10) calendar days after written notice of nonpayment is delivered to Maker in accordance with the notice provisions of the Agreement; or

          (c) Summit Global Partners, Inc., a Delaware corporation and parent company of Maker ("Summit"), or any of its subsidiaries (the "Subsidiaries") that is a party to the Subordinated Note (as herein defined), fails to make any payment of principal or accrued interest due on that certain 12.0% Senior Subordinated Note Due 2004 dated as of May 8, 1997 (the "Subordinated Note"), executed by Summit and the Subsidiaries in favor of Capital Resource Lenders III, L.P., a Delaware limited partnership ("CRL") when due and such failure constitutes an Event of Default under that certain Subordinated Note and Warrant Purchase Agreement dated as of May 8, 1997, by and among Summit, the Subsidiaries and CRL; or

          (d) Maker or any of its subsidiaries shall be involved in financial difficulties evidenced by (i) its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) the entry of an order for relief in any involuntary case commenced under said Title 11; (v) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
     (vi) the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving the liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

          (e) Within thirty (30) days after Summit shall have consummated an underwritten public offering of its capital stock, pursuant to which Summit shall have issued and sold shares of its capital stock to the public for cash in excess of $25 million; or

          (f) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Maker or any of its subsidiaries and such judgment, writ, or similar process shall not be released, vacated, fully bonded, or superseded in accordance with applicable law within sixty (60) days after its issue or levy;

          (g) Summit fails to maintain a minimum EBITDA Covenant (tested quarterly).

           *     three months ending June 30 - $665,000;
           * three months ending September 30 - $1,050,000; or cumulative six (6) months ending September 30 - $1,715,000;
           *     three months ending December 31 - $1,600,000; or cumulative nine (9) months ending December 31 - $3,315,000;
           *     three months ending March 31 - $1,495,000; or cumulative
                 twelve (12) months ending March 31 - $4,810,000.

then, and in any such event, Payee may, by notice to Maker, declare the entire unpaid principal amount of the Note, and all interest accrued and unpaid thereon to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection (c) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker. The Maker hereby waives presentment, demand for payment, notice of dishonor and protest in connection with the performance, default or enforcement of this Note, but not notice of nonpayment, and consent to any and all extensions or postponements of the time of payment or other indulgences, renewals, waivers, substitutions, exchanges or releases of collateral granted or permitted by the Payee.

Maker will furnish to Payee so long as any portion of this Note remains unpaid
(i) within 45 days after the end of each fiscal quarter, the quarterly consolidated financial statements of Summit; and (ii) within 90 days after the end of each fiscal year, the annual consolidated financial statements of Summit (with such statements of Summit to be audited).

Any provision herein or in any other document executed in connection herewith, or in any other agreement or commitment, whether written or oral, express or implied, to the contrary notwithstanding, no holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited so that any holder hereof shall be paid as interest a sum greater than the maximum amount permitted by applicable law to be charged to the person, firm or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any and all other papers, agreements or commitments, indicates a different right given to holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording, which this clause shall override and control, it being the intention of the parties that this Note and all other instruments securing the payment of this Note shall in all things comply with applicable law, and proper adjustment shall automatically be made accordingly. In the event any holder hereof ever receives, collects or applies as interest any sum in excess of the maximum legal rate, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note in the inverse order of maturity, and if this
Note is paid in full, any remaining excess shall be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and holder hereof shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) "spread" the total amount of interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the maximum lawful rate, the holder hereof shall refund to Maker the amount of such excess or credit the amount against the principal balance at the time in question.

This Note may be assigned by Payee to any of its affiliates, as that term is defined in Rule 144, promulgated under the Securities Act of 1933, as amended.

This Note shall be governed by, and construed in accordance with, the laws of the State of Texas and is intended to take effect as an instrument under seal on the date first above written.

                                   SUMMIT GLOBAL PARTNERS (TEXAS) HOLDINGS, INC.


                                     By:    ____________________________________
                                     Title: ____________________________________

                                   GUARANTY

      FOR VALUE RECEIVED, Summit Global Partners, Inc., a Delaware corporation, hereby guarantees payment of the within note, according to the terms thereof, both as to interest and as to principal, and hereby waives demand, all notices, including notice of intention to accelerate the maturity, notice of acceleration of maturity, but not notice of nonpayment, and presentment for payment, protest, notice of protest, suit, diligence and any notice of or defense on account of the extension of time of payments or change in methods of payments and consent to any and all renewals and extensions in the time of payment hereof.




                                     SUMMIT GLOBAL PARTNERS, INC.


                                     By: _______________________________________


                                     Its: ______________________________________


                                     Date: _______________, 1998